Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

May 27, 2013

among

OMTHERA PHARMACEUTICALS, INC.,

ZENECA, INC.

and

KAFA ACQUISITION CORP.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 27, 2013, among Omthera Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Zeneca, Inc., a Delaware corporation (“Parent”), and KAFA Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the respective boards of directors of the Company, Parent and Merger Subsidiary have approved and deemed advisable this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into this Agreement and to consummate the Merger, Parent has entered into voting agreements, each dated as of the date hereof, with certain stockholders of the Company (collectively, the “Voting Agreements”), pursuant to which, subject to the terms thereof, such stockholders have agreed, among other things, to vote Shares held by them in favor of the adoption of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

SECTION 1.01.  Definitions.  (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the assets of the Company or 25% or more of any class of equity or voting securities of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 25% or more of any class of equity or voting securities of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Antitrust Law” means Applicable Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986.

“Combination Product” means a pharmaceutical product that contains both rosuvastatin and the Key Product as its sole active ingredients, co-formulated in a single, fixed dose combination.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2012 set forth in the Company S-1.

“Company Balance Sheet Date” means December 31, 2012.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof related to this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Material Adverse Effect” means a material adverse effect on (i) the financial condition, business or results of operations of the Company, excluding any effect to the extent arising or resulting from (A) changes in general United States or global economic conditions, including changes generally affecting United States or global credit, currency, financial or capital markets, or changes in general United States or global regulatory, legal, legislative or political conditions, (B) changes (including changes in Applicable Law or GAAP) or conditions generally affecting the industry in which the Company operates, (C) any acts of war, sabotage or terrorism, outbreak or escalation of hostilities or war (whether or not declared) or epidemics, pandemics or natural disasters (whether or not caused by any Person or any force majeure event), (D) the announcement of the transactions contemplated by this Agreement, including the impact thereof on relationships of the Company, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators (it being understood that this clause (D) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement or the performance of obligations under this Agreement), (E) any decline in the market price, or change in trading volume, of any capital stock of the Company, (F) any failure of the Company to meet any internal or public projections, forecasts, budgets or estimates of revenue, earnings, cash flow or cash position, (G) any action taken by the Company that is expressly required by this Agreement or taken at the prior written request of or with the prior written consent of Parent, or (H) any actions, requests, decisions, findings or determinations by a Governmental Authority, or any panel or advisory body empowered or appointed thereby, related to a New Drug Application (or foreign equivalent thereto) submitted by or on behalf of the Company to the FDA or any other Governmental Authority; provided, however, that any fact, change, event, occurrence or effect set forth in clauses (A), (B), or (C) shall be taken into account to the extent such fact, change, event, occurrence or effect has a materially disproportionate adverse effect on the Company relative to other participants in the industry in which the Company operates; and provided, further, however, that the exceptions set forth in clauses (E) and (F) shall not prevent or otherwise affect a determination that any fact, change, event, occurrence or effect that contributed to such decline or failure has resulted in or contributed to a Company Material Adverse Effect, or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement.

“Company S-1” means the prospectus filed by the Company with the SEC on April 12, 2013 pursuant to Rule 424(b)(4) of the 1933 Act (Registration No. 333-187153).

“Confidentiality Agreement” means the Confidentiality Agreement dated as of April 22, 2013 between the Company and AstraZeneca Pharmaceuticals LP.

“Contract” means, with respect to any Person, any legally binding contract, agreement, lease, sublease, license, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, instrument or other arrangement, whether written or oral, to which such Person is a party or by which such Person or such Person’s properties or assets are bound.

“Costs” means costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement.

“CVR Agreement” means the Contingent Value Rights Agreement by and among Parent and a rights agent selected by Parent and reasonably acceptable to the Company (the “Rights Agent”), substantially in the form attached hereto as Exhibit A (subject to any reasonable revisions requested by the Rights Agent).

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Affiliates for the current or future benefit of any current or former Service Provider or (y) for which the Company has any material direct or indirect liability.

“Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority or other third party, relating to human health and safety, the protection of the environment or to Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414(b), (c), (m), or (o) of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Good Clinical Practice” means Applicable Law, guidances of Governmental Authorities and prevailing industry practices concerning the conduct of clinical trials, including 21 C.F.R. Parts 50, 54, 56, and 312.

“Good Laboratory Practice” means Applicable Law, guidances of Governmental Authorities and prevailing industry practices concerning the conduct of non-clinical trials, including 21 C.F.R. Part 58.

“Good Manufacturing Practice” means Applicable Law, guidances of Governmental Authorities and prevailing industry practices concerning manufacturing practices for pharmaceutical products (and components thereof), including 21 C.F.R. Parts 210, 211.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property Rights” means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application (“Trademarks”), (ii) national and multinational statutory invention registrations, patents and patent applications issued or applied for in any jurisdiction, including all certificates of invention, provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such registration, patent or patent application (“Patents”), (iii) trade secrets, information, data, specifications, processes, methods, knowledge, experience, formulae, skills, techniques, schematics, drawings, blue prints, utility models, designs, technology, software, inventions, discoveries, ideas and improvements, including manufacturing information and processes, assays, engineering and other manuals and drawings, standard operating procedures, flow diagrams, regulatory, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information, research records and similar data and information, (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof (“Copyrights”), (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights and (vi) any similar intellectual property or proprietary rights.

“International Plan” means any Employee Plan that covers Service Providers located primarily outside of the United States.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or licensed or leased by the Company pursuant to written agreement (excluding any public networks).

“Jointly-Owned Intellectual Property Rights” means all Intellectual Property Rights that are jointly owned or purported to be jointly owned by the Company and at least one other Person.

“Key Product” means the product defined in NDA number 205060.

“knowledge” means, with respect to the Company, the actual knowledge after reasonable inquiry of the individuals listed in Section 1.01(a) of the Company Disclosure Schedule.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to the Company or for which the Company has obtained a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, but excluding any non-exclusive license in the ordinary course of business.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Nasdaq” means the NASDAQ Stock Market LLC.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Owned Intellectual Property Rights” means all Wholly-Owned Intellectual Property Rights and Jointly-Owned Intellectual Property Rights.

“Parent Material Adverse Effect” means a material adverse effect on Parent’s ability to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof related to this Agreement that has been provided by Parent to the Company.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Service Provider” means any director, officer, employee or individual independent contractor of the Company.

“Shares” means shares of common stock, par value $0.001 per share, of the Company.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Wholly-Owned Intellectual Property Rights” means all Intellectual Property Rights that are solely owned or purported to be solely owned by the Company.

(b)                       Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.04
Agreement	Preamble
Board of Directors	4.02(b)
Cash Consideration	2.02(a)
Closing	2.01(b)
Closing Date	2.01(b)
Company	Preamble
Company Board Recommendation	4.02(b)
Company Proxy Statement	4.09
Company SEC Documents	4.07(a)
Company Securities	4.05(b)

Term	Section
Company Stock Option	2.05
Company Stockholder Approval	4.02(a)
Company Stockholder Meeting	6.03(a)
Company Warrant	2.07
Continuing Employees	7.04(b)
Copyrights	1.01
CVR	2.02(a)
D&O Insurance	7.03(b)
Drug Laws	4.23(a)
Effective Time	2.01(c)
End Date	10.01(b)(i)
Exchange Agent	2.03(a)
FCPA	4.12(b)
FDA	4.23(a)
GLP	4.23(c)
Indemnified Person	7.03(a)
Lease	4.14
Material Contracts	4.19
Merger	2.01(a)
Merger Consideration	2.02(a)
Merger Subsidiary	Preamble
Parent	Preamble
Patents	1.01
Permits	4.12(c)
Registered IP	4.15(d)
Related Party	4.24
Representatives	6.04(a)
Restricted Share	2.06
Superior Proposal	6.04(e)
Surviving Corporation	2.01(a)
Tax	4.16(j)
Tax Sharing Agreement	4.16(j)
Taxing Authority	4.16(j)
Tax Return	4.16(j)
Termination Fee	11.04(b)(i)
Trademarks	1.01
UK Bribery Act	4.12(b)
Uncertificated Shares	2.03(a)
Voting Agreements	Preamble

SECTION 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified.  All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement, contract, or Employee Plan are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law,” “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2
THE MERGER

SECTION 2.01.  The Merger.  (a) On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)                       Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place or time as Parent and the Company may mutually agree (the date on which the Closing occurs, the “Closing Date”).

(c)                        At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as such certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in such certificate of merger).

(d)                       From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

SECTION 2.02.  Conversion of Shares.  At the Effective Time:

(a)                       Except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, each Share outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Company, Merger Subsidiary or the holders of any securities of the Company or Merger Subsidiary, be converted automatically into the right to receive (i) $12.70 in cash, without interest (the “Cash Consideration”), and (ii) one contractual contingent value right (a “CVR”), which shall represent the right to receive one or more contingent payments upon the achievement of certain milestones, subject to and in accordance with the terms and conditions of the CVR Agreement (together with the Cash Consideration, the “Merger Consideration”).  As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.

(b)                       Each Share held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c)                        Each Share held by any Subsidiary of Parent (other than Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d)                       Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving

Corporation (except for any such shares resulting from the conversion of Shares pursuant to Section 2.02(c)).

SECTION 2.03.  Surrender and Payment.  (a) Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) reasonably acceptable to the Company for the purpose of exchanging for the Merger Consideration uncertificated Shares (the “Uncertificated Shares”).  Parent or one of its Affiliates shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Cash Consideration to be paid in respect of the Uncertificated Shares (it being understood and agreed, for the avoidance of doubt, that Parent shall not be required to deposit any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement).  At or prior to the Effective Time, Parent and the Rights Agent shall enter into the CVR Agreement.  Promptly after the Effective Time and in any event not later than the second Business Day following the Closing Date, Parent shall send, or shall cause the Exchange Agent to send, to each holder of Shares at the Effective Time a customary letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b)                       Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon receipt by the Exchange Agent of (i) a properly completed letter of transmittal and (ii) an “agent’s message” (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the Merger Consideration payable for each Uncertificated Share.  Until so surrendered or transferred, as the case may be, each such Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration.

(c)                        If any portion of the Merger Consideration (including, for the avoidance of doubt, payment in the form of or with respect to the CVRs) is to be paid to a Person other than the Person in whose name the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)                       After the Effective Time, there shall be no further registration of transfers of Shares.  If, after the Effective Time, Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e)                        Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares one year after the Effective Time shall be returned to Parent or one of its Affiliates, upon demand, and any such holder who has not exchanged its Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon.  Notwithstanding the foregoing, neither Parent nor any of its Affiliates shall be liable to any holder of Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  Any amounts remaining unclaimed by holders of Shares immediately prior to the date when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)                         Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent or one of its Affiliates upon demand.

SECTION 2.04.  Dissenting Shares.  Notwithstanding Section 2.02, Shares that are issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who has properly demanded appraisal for its Shares in accordance with Section 262 of Delaware Law and who has otherwise complied with all applicable provisions of Section 262 of Delaware law shall not be converted into the right to receive the Merger Consideration, but shall be entitled only to such rights as granted by Section 262 of Delaware Law, unless and until such holder fails to perfect, withdraws or otherwise loses the right to appraisal under Section 262 of Delaware Law.  If, either before or after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal under Section 262 of Delaware Law, such Shares shall automatically be converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.02(a).  The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.  Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

SECTION 2.05.  Company Stock Options.

(a)                       The Company shall take all action necessary to cause each option to purchase Shares outstanding under any Employee Plan (each, a “Company Stock

Option”) to be vested and exercisable at least 10 Business Days prior to the Closing Date.

(b)                       At least 10 Business Days prior to the Closing Date, the Company shall provide written notice to each holder of a Company Stock Option that such holder shall, during the period beginning on the date of such notice and ending two Business Days prior to the Closing Date (the “Exercise Period”), have the right to exercise such Company Stock Option by providing the Company with a notice of exercise and full payment of the applicable exercise price using any method permitted by such Company Stock Option (other than by delivery of a promissory note).  Each Company Stock Option that remains unexercised immediately prior to the Effective Time shall be cancelled at the Effective Time without consideration therefor.

SECTION 2.06.  Company Restricted Shares.  (i) Each Share subject to vesting, repurchase or other lapse restrictions that is outstanding immediately prior to the Effective Time (each, a “Restricted Share”) shall be vested and all restrictions thereon shall lapse and (ii) each such Restricted Share shall be converted into the right to receive the Merger Consideration in accordance with Section 2.02 of this Agreement, subject to the procedures, terms and conditions applicable to Shares under this Agreement.

SECTION 2.07.  Company Warrants.  The Company shall take all action necessary (including obtaining any necessary written consent from the holder(s) of the Company Warrants) to cause, at the Effective Time, each outstanding unexercised warrant to purchase Shares (each, a “Company Warrant”), whether or not exercisable, to be canceled and converted into the right to receive (subject to any applicable withholding Tax) (i) an amount in cash equal to the product of (A) the excess, if any, of the Cash Consideration over the applicable exercise price per Share of such Company Warrant multiplied by (B) the total number of Shares subject to such Company Warrant, and (ii) (A) one CVR multiplied by (B) the total number of Shares subject to such Company Warrant.

SECTION 2.08.  Adjustments.  If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares shall be changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, but excluding any change that results from any issuance of Shares permitted by Section 6.01(c)), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

SECTION 2.09.  Withholding Rights.  Notwithstanding anything to the contrary in this Agreement, each of the Exchange Agent, the Rights Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2

(including upon the issuance of, or payment with respect to, the CVRs) such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law.  If the Exchange Agent, the Rights Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

ARTICLE 3
THE SURVIVING CORPORATION

SECTION 3.01.  Certificate of Incorporation.  Subject to Section 7.03 hereof, at the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended to read in its entirety as set forth on Annex I hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with Delaware Law.

SECTION 3.02.  Bylaws.  Subject to Section 7.03 hereof, at the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended to read in their entirety as the Bylaws of Merger Subsidiary in effect immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law.

SECTION 3.03.  Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Delaware Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except (i) as disclosed in any Company SEC Document filed prior to the date of this Agreement (excluding any disclosures set forth under the headings “Safe Harbor Statement,” “Risk Factors” or any similar section and any disclosures therein that are predictive, cautionary or forward-looking in nature) or (ii) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Subsidiary that:

SECTION 4.01.  Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now conducted.  The Company is duly qualified to do business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

SECTION 4.02.  Corporate Authorization.  (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  Except for the Company Stockholder Approval, the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of the Company.  The affirmative vote of the holders of a majority of the outstanding Shares (the “Company Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger.  This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)                       At a meeting duly called and held, the board of directors of the Company (the “Board of Directors”) has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (ii) resolved, subject to Section 6.04(b), to recommend adoption of this Agreement by the stockholders of the Company (such recommendation, the “Company Board Recommendation”).

SECTION 4.03.  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws, (iv) compliance with any applicable rules and regulations of Nasdaq and (v) any other actions, consents, approvals, authorizations, permits, notifications or filings the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.04.  Non-contravention.  Assuming the receipt of the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company is entitled under any provision of any agreement or other instrument binding upon the Company or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or (iv) result in the creation or imposition of any Lien on any asset of the Company, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.05.  Capitalization.  (a) The authorized capital stock of the Company consists of 120,000,000 Shares and 10,000,000 shares of preferred stock, $0.001 par value per share.  As of May 24, 2013, there were outstanding (i) 24,414,171 Shares (of which an aggregate of 376,258 Shares were Restricted Shares), (ii) no shares of preferred stock, (iii) Company Stock Options to purchase an aggregate of 1,179,890 Shares (of which options to purchase an aggregate of 548,372 Shares were exercisable) and (iv) Company Warrants to purchase an aggregate of 78,125 Shares.  All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Security will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.  Section 4.05 of the Company Disclosure Schedule contains a complete and correct list, as of May 24, 2013, of each outstanding Company Stock Option and Company Warrant, including the holder, date of grant, exercise price, vesting schedule and number of Shares subject thereto.  The exercise price of each Company Stock Option is not less than the fair market value of a Share on the date of grant of such Company Stock Option.

(b)                       There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.  Except as set forth in this Section 4.05 and for changes since May 24, 2013 resulting from the exercise of Company Stock Options or Company Warrants outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the

Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Company Securities.  The Company is not a party to any voting agreement with respect to the voting of any Company Securities.

SECTION 4.06.  Subsidiaries.  The Company (i) does not own any capital stock of, or any equity interest of any nature in, any other Person, and (ii) is not a participant in any joint venture, partnership or similar arrangement.

SECTION 4.07.  SEC Filings and the Sarbanes-Oxley Act.  (a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).  The Company has made available to Parent true and complete copies of all material correspondence between the SEC and the Company, including all comment letters from the staff of the SEC relating to the Company SEC Documents containing unresolved comments and all written responses of the Company thereto.  To the knowledge of the Company, as of the date hereof, no Company SEC Document is the subject of ongoing review, comment or investigation by the SEC.

(b)                       As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof (including the Company Proxy Statement) will comply, as to form in all material respects with the applicable requirements of Nasdaq, the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c)                        As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed subsequent to the date hereof (including the Company Proxy Statement) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)                       Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)                        The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act).  Such disclosure controls and procedures are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer by others within the Company, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared.  Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f)                         The Company has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP.  The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.  The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2011.

(g)                        Section 4.07(g) of the Company Disclosure Schedule describes, and the Company has made available to Parent copies of the documentation creating or governing, all securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) that existed or were effected by the Company since January 1, 2011.

(h)                       The Company has complied with and is in compliance in all material respects with all applicable listing and corporate governance requirements of Nasdaq, and is in compliance in all material respects with all applicable rules, regulations and requirements of the SEC and with the applicable provisions of the Sarbanes-Oxley Act.  There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company.

SECTION 4.08.  Financial Statements.  The audited financial statements and unaudited interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (if amended, as of the date of the last such amendment) fairly present in all material respects, in conformity with GAAP (except, in the case of unaudited financial statements, as permitted by the SEC) applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Company as at the dates thereof and its results of operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and any other adjustments described therein, including the notes thereto).

SECTION 4.09.  Company Proxy Statement.  (a) At the time the proxy statement to be filed with the SEC in connection with seeking the Company Stockholder Approval (the “Company Proxy Statement”) or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                       The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Company Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective representatives or advisors specifically for use or incorporation by reference therein.

SECTION 4.10.  Absence of Certain Changes.  (a) Since the Company Balance Sheet Date, the business of the Company has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                       From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a material breach of Section 6.01 (excluding for this purpose, Section 6.01(ii)(A)(2) and 6.01(ii)(A)(3) to the extent relating to the product described in 6.01(ii)(A)(2)).

SECTION 4.11.  No Undisclosed Material Liabilities.  Other than (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto or (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date, there are no liabilities or obligations of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.12.  Compliance with Laws and Court Orders.  (a)  The Company is and, since January 1, 2011, has been, in material compliance with all Applicable Law.  Since January 1, 2011, the Company has not been threatened to be charged with or given written or, to the knowledge of the Company, oral notice of any material violation of, and to the knowledge of the Company is not under investigation with respect to any material violation of, Applicable Law.  There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

(b)                       Neither the Company nor any of its directors, officers, consultants, agents or other Persons acting for or on its behalf has taken any action that would result in a violation by such Person in any material respect of the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff) (the “FCPA”), The Bribery Act of 2010 of the United Kingdom (the “UK Bribery Act”) or any other anti-corruption or anti-bribery Applicable Law.  The Company has conducted its businesses in material compliance with the FCPA, the UK Bribery Act and any other anti-corruption Applicable Law, and the Company has instituted and maintained policies and procedures designed to provide reasonable assurances that each such Person is in compliance with all such Applicable Law.

(c)                        The Company holds all material licenses, franchises, permits, certificates, approvals, registrations, concessions, decrees and similar authorizations necessary to enable the Company to conduct its businesses in the manner in which its business is currently being conducted (the “Permits”).  (i) The Permits are valid and in full force and effect, (ii) the Company is not in material default under, and no condition exists that with notice or lapse of time or both would constitute a material default under, the Permits and (iii) none of the Permits shall be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

SECTION 4.13.  Litigation.  There is no material action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any present or former officer, director or employee of the Company in such individuals’ capacity as such, any Person for whom the Company may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator.

SECTION 4.14.  Properties.  (a) The Company does not own, and has not owned, any real property.

(b)                       (i) Each lease, sublease or license (each, a “Lease”) under which the Company leases, subleases or licenses any real property is valid and in full force and effect, and each Lease is described on Section 4.14 of the Company Disclosure Schedule, and (ii) the Company has not violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and the Company has not received written or, to the knowledge of the Company, oral notice that it has breached, violated or defaulted under any Lease.

SECTION 4.15.  Intellectual Property.  (a) Schedule 4.15(a) of the Company Disclosure Schedule sets forth a true and complete list of all material registrations and applications for registration of Patents, Trademarks and Copyrights included in the Owned Intellectual Property Rights and Licensed Intellectual Property Rights specifying as to each such item, as applicable (i) whether such item is Wholly-Owned Intellectual Property Rights, Jointly-Owned Intellectual Property Rights, or Licensed Intellectual Property Rights, (ii) the owner (or the co-owners) thereof, (iii) the jurisdiction in which such item is issued or registered or in which any application for issuance or registration has been filed, (iv) the respective issuance, registration, or application number of such item, (v) the date of application and issuance or registration of such item and (vi) in the case of each of such item that is a Licensed Intellectual Property Right, the applicable Contract pursuant to which the Company receives its rights to such Licensed Intellectual Property Right.

(b)                       The Company is the sole and exclusive owner of all Wholly-Owned Intellectual Property Rights and holds all right, title and interest in and to all Wholly-Owned Intellectual Property Rights, free and clear of any Lien.  The Company holds all of its right, title and interest in and to the Licensed Intellectual Property Rights, free and clear of any Lien, and the Company has not granted any Third Party any license, sublicense or other rights under any Licensed Intellectual Property Rights or Jointly-Owned Intellectual Property Rights that are subject to the Chrysalis Agreement (as defined in the Company Disclosure Schedule).  The Company is the sole and exclusive owner of its share of the Jointly-Owned Intellectual Property Rights and holds all right, title and interest in and to all of such shares of the Jointly-Owned Intellectual Property Rights, free and clear of any Lien and without any duty to account to any Person in any material respect.  To the extent that any Jointly-Owned Intellectual Property Rights cover or are embodied in any product or product candidate of the Company, the Company has obtained from each of its co-owners of such Jointly-Owned Intellectual Property

Rights an irrevocable, exclusive (even as to each such co-owner), worldwide, royalty-free and fully paid-up license to each such co-owner’s interest in and to such Jointly-Owned Intellectual Property Rights; provided that, with respect to any Jointly-Owned Intellectual Property Rights that are subject to the Chrysalis Agreement, the Company has obtained from each co-owner of such Jointly-Owned Intellectual Property Rights an exclusive license in and to such Jointly-Owned Intellectual Property Rights on the terms and conditions set forth in the Chrysalis Agreement.  The Owned Intellectual Property Rights and the Licensed Intellectual Property Rights together constitute all of the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company as currently conducted and as proposed by the Company to be conducted in the Company SEC Documents or the CVR Agreement, subject to the qualification that this sentence shall not be construed as a representation of non-infringement of Third Party Intellectual Property Rights.  There exist no material restrictions on the disclosure, use, license or transfer of the Wholly-Owned Intellectual Property Rights, nor on the Company’s rights in the Jointly-Owned Intellectual Property Rights; provided that, with respect to any Jointly-Owned Intellectual Property Rights that are subject to the Chrysalis Agreement, the Company has obtained from each co-owner of such Jointly-Owned Intellectual Property Rights an exclusive license in and to such Jointly-Owned Intellectual Property Rights on the terms and conditions set forth in the Chrysalis Agreement.  The consummation of the transactions contemplated by this Agreement will not (i) alter, encumber, impair or extinguish any Owned Intellectual Property Right or Licensed Intellectual Property Right, (ii) impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Owned Intellectual Property Right or Licensed Intellectual Property Right, or (iii) through the operation of any agreements to which the Company is a party or otherwise bound, encumber any of the Intellectual Property Rights owned by or licensed to Parent.

(c)                        The Company has not infringed, contributed to the infringement of, misappropriated or otherwise violated any Intellectual Property Right of any Person in any material respect.  There is no claim, action, suit, investigation or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company (i) based upon, or challenging or seeking to deny or restrict, any right of the Company in any of the Owned Intellectual Property Rights and Licensed Intellectual Property Rights, (ii) alleging that any of the Owned Intellectual Property Rights or Licensed Intellectual Property Rights is invalid or unenforceable, or (iii) alleging that the Company has infringed, contributed to the infringement of, misappropriated or otherwise violated any Intellectual Property Right of any Person, or that the Company is infringing, contributing to the infringement of, misappropriating or otherwise violating any Intellectual Property Right of any Person.  The Company has not received from any Person any offer to license any Intellectual Property Rights of such Person in connection with any actual or threatened claim of infringement, misappropriation or other violation of any such Intellectual Property Rights.

(d)                       None of the Owned Intellectual Property Rights and Licensed Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, or in the case of pending Patent applications included in the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights, have been the subject of a final and unappealable finding of unpatentability.  All issued Patents, registered Trademarks and registered Copyrights included in the Owned Intellectual Property Rights and Licensed Intellectual Property Rights (“Registered IP”) are, to the knowledge of the Company, valid, enforceable, in full force and effect and subsisting in all material respects.

(e)                        To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or Licensed Intellectual Property Right.

(f)                         The Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property Rights of the Company, the value of which to the Company is contingent upon maintaining the confidentiality thereof, and no such Intellectual Property Rights have been disclosed other than to employees, representatives and agents of the Company, all of whom are bound by written confidentiality agreements that protect such Intellectual Property Rights.

(g)                        To the extent that any Intellectual Property Right has been developed or created by a third party (including any current or former employee of the Company) for the Company, the Company has a written agreement with such third party with respect thereto, and the Company either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a valid and unrestricted right to exploit, sufficient for the conduct of its business as currently conducted or proposed to be conducted in the Company SEC Documents, such Intellectual Property Right.

(h)                       The IT Assets operate and perform in a manner that permits the Company to conduct their respective businesses as currently conducted in all material respects and to the knowledge of the Company, no Person has gained unauthorized access to the IT Assets.  The Company takes commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the material IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including but not limited to the implementation of commercially reasonable (i) data backup, (ii) disaster avoidance and recovery procedures and (iii) business continuity procedures, in each case consistent with industry practices.

SECTION 4.16.  Taxes.  (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the

Company have been filed when due in accordance with all Applicable Law, and all such Tax Returns are true, correct and complete in all material respects.

(b)                       The Company has paid (or has had paid on its behalf) all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company ordinarily records items on its books.

(c)                        The income and franchise Tax Returns of the Company through the Tax year ended December 31, 2008 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d)                       There is no claim, audit, action, suit, proceeding or investigation now pending or, to the knowledge of the Company, threatened against or with respect to the Company in respect of any material Tax or Tax asset.

(e)                        During the five-year period ending on the date hereof, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f)                         The Company has properly withheld, and paid over to the appropriate Taxing Authority, all material Taxes that it was required to withhold from any payment (including any dividend or interest payment) to any employee, independent contractor, creditor, shareholder, vendor or other Person.

(g)                        The Company has not participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(h)                       (i) The Company has not been a member of an affiliated, consolidated, combined or unitary group; (ii) the Company is not party to any Tax Sharing Agreement; (iii) no amount of the type described in clause (ii) or (iii) of the definition of “Tax” is currently payable by the Company, regardless of whether such Tax is imposed on the Company; and (iv) the Company has not entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of the Company affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(i)                           No claim has been made by any Taxing Authority in a jurisdiction in which the Company does not file Tax Returns to the effect that the Company is or may be subject to taxation by, or required to file any Tax Return in, such jurisdiction.

(j)                          “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time party to any agreement or arrangement, as a result of which liability of the Company to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).  “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.  “Tax Sharing Agreement” means any agreement or arrangement (whether or not written) entered into prior to the Closing binding the Company that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

SECTION 4.17.  Employee Benefit Plans.  (a) Section 4.17(a) of the Company Disclosure Schedule lists each Employee Plan.  For each Employee Plan, the Company has furnished to Parent a copy of such plan (or a description, if such plan is not written) and all amendments thereto and written interpretations thereof, and a copy of (if applicable) (i) each existing trust, insurance or other funding arrangement, (ii) the most-recent summary plan description and summary of material modifications, (iii) the three most recently filed IRS Forms 5500, (iv) the most recent favorable determination or opinion letter from the IRS, (v) the most recently prepared actuarial reports and financial statements, (vi) all material correspondence relating thereto received from or provided to the Department of Labor, the PBGC, the IRS or any other Governmental Authority during the past three years and (vii) all current employee handbooks, manuals and policies.  No Employee Plan is an International Plan.

(b)                       Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA.

(c)                        Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS with respect to its qualification and no event has occurred since the date of such determination or opinion letter that could reasonably be expected to cause the loss of such qualification.  The Company has complied, in all material respects, with Applicable Law with respect to each plan, arrangement or policy mandated by Applicable Law (including plans or programs maintained by a Governmental Authority requiring the payment of social insurance taxes or similar contributions to a fund of a Governmental Authority with respect to wages of an employee).

(d)                       Each Employee Plan has been maintained in material compliance with its terms and all Applicable Law, including ERISA and the Code.  No action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the knowledge of the Company, is threatened against or threatens to involve, any Employee Plan before any court or arbitrator or any Governmental Authority, including the IRS or the Department of Labor.

(e)                        The Company does not have any current or projected liability for, and no Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (other than coverage mandated by Applicable Law).  No events have occurred with respect to any Employee Plan that would reasonably be expected to result in the assessment of any excise taxes or penalties against the Company.

(f)                         There has been no amendment to, or written interpretation of or announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Employee Plan that would materially increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the most recent fiscal year ended on the Company Balance Sheet Date.

(g)                        All contributions, premiums and payments due for each Employee Plan have been made within the time periods prescribed by the terms of such plan and Applicable Law, and all contributions, premiums and payments for any period ending on or before the Effective Time that are not due are properly accrued to the extent required to be accrued under applicable accounting principles.

(h)                       Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan or (iii) limit or restrict the right of the Company or, after the Closing, Parent, to merge, amend or terminate any Employee Plan.

(i)                           The Company does not have any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any tax incurred by such Service Provider, including under Section 409A or 4999 of the Code.

(j)                          The Company has made available to Parent a true and complete list as of the date hereof of the names, titles and annual base salaries of all employees of the Company.

SECTION 4.18.  Environmental Matters.

(a)                       Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company: (i) No written notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company and relating to or arising out of any Environmental Law, (ii) the Company is, and except for such matters that have been fully resolved with no obligations outstanding, in compliance with all applicable Environmental Laws and all Environmental Permits and (iii) there are no liabilities or obligations of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the knowledge of the Company, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.

(b)                       Neither the execution of this Agreement by the Company nor the consummation by the Company of the Merger will require any investigation, remediation or other action with respect to any Hazardous Substance, or any notice to or consent of any Governmental Authority, pursuant to any applicable Environmental Law.

(c)                        For the purposes of this Section 4.18, the term “Company” shall include an entity that is, in whole or in part, a predecessor of the Company.

SECTION 4.19.  Material Contracts.  (a) The Company is not a party to nor is it bound by:

(i)             any Contract (A) relating to the employment of, or the performance of services by, any director, employee or consultant, (B) the terms of which obligate or may in the future obligate the Company to make any severance, termination or similar payment to any current or former employee or (C) pursuant to which the Company may be obligated to make any bonus or similar payment to any current or former employee or director;

(ii)          any Contract relating to any partnership, joint venture, strategic alliance, collaboration, material research and development project or other similar arrangement;

(iii)       any Contract (excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms) to which the Company is a party or otherwise bound and pursuant to which the Company (A) receives from any Third Party the right to use, or a covenant not to be sued under, any Intellectual Property Right or (B) grants to any Third Party the right to use, or a covenant not to be sued under, any Intellectual Property Right;

(iv)      any Contract with sole-source or single-source suppliers of material tangible products or services or pursuant to which the Company has agreed to purchase a minimum quantity of goods relating to any product or product candidate or has agreed to purchase goods relating to any product or product candidate exclusively from a certain party;

(v)         any Contract that relates to the research, development, distribution, marketing, supply, license, collaboration, co-promotion or manufacturing of the Key Product;

(vi)      any stockholders, investors rights, registration rights or similar agreement or arrangement;

(vii)   any Contract containing “most favored nation” provisions, any exclusive dealing arrangement or any arrangement that grants any right of first refusal, first offer, first negotiation or similar preferential right;

(viii) any Contract that would reasonably be expected to result in aggregate payments by or to the Company on or after the date hereof in excess of (A) $150,000 in the current or any future calendar year or (B) $300,000 in the aggregate;

(ix)      any Contract pursuant to which the Company has continuing obligations or interests involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company in each case that is not terminable by the Company without penalty without more than 60 days’ notice (excluding incidental and immaterial provisions, and customary indemnities, that by their terms survive termination of the relevant Contract);

(x)              any Lease;

(xi)           any Contract that provides for indemnification of any current or former officer, director or employee;

(xii)        any Contract with a Related Party;

(xiii)     any Contract for the disposition of all or any significant portion of the assets or business of any of the Company or for the acquisition, directly or indirectly, of a material portion of the assets or business of any other Person (whether by merger, sale of stock or assets or otherwise);

(xiv)    any Contract relating to indebtedness for borrowed money, any guarantees thereof or the granting of material Liens over the property or assets of the Company;

(xv)       any Contract relating to any loan or other extension of credit made by the Company;

(xvi)    any Contract containing any provision or covenant limiting in any material respect the ability of the Company (or, after the Effective Time, Parent, the Surviving Corporation or any of their respective Subsidiaries) to (A) sell any products or services of or to any other Person or in any geographic region, (B) engage in any line of business or (C) compete with or to obtain products or services from any Person, or limiting the ability of any Person to provide products or services to the Company (or, after the Effective Time, Parent, the Surviving Corporation or any of their respective Subsidiaries); or

(xvii)          any Contract (other than those referenced in clauses (i) through (xvi) above) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 4.19(a) being referred to herein as “Material Contracts”).

(b)                       The Company has made available to Parent a true and complete copy of each Material Contract.  Each of the Material Contracts is valid and in full force and effect.  Neither the Company nor, to the knowledge of the Company, any other party to a Material Contract, has violated in any material respect any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material breach under the provisions of such Material Contract, and the Company has not received written or, to the knowledge of the Company, oral notice that it has breached, violated or defaulted in any material respect under any Material Contract.

SECTION 4.20.  Finders’ Fees.  Except for Goldman, Sachs & Co., a copy of whose engagement agreement dated as of May 21, 2013 has been provided to Parent, and Morgan Stanley & Co. LLC, a copy of whose engagement agreement dated as of May 30, 2012 has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who is entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

SECTION 4.21.  Opinion of Financial Advisor.  The Company has received the opinion (to be confirmed in writing) of Goldman, Sachs & Co., financial advisor to the Company, to the effect that, as of the date of this Agreement and based upon and subject to the factors and assumptions set forth in the opinion, the Merger Consideration to be paid to the Company’s stockholders (other than Parent and its Affiliates) pursuant to the Agreement is fair from a financial point of view to such holders.  The Company shall deliver a correct and complete copy of the written opinion of Goldman, Sachs & Co. to Parent for informational purposes only promptly after receipt thereof by the Company.

SECTION 4.22.  Antitakeover Statutes.  The Company has taken all action necessary to exempt the execution, delivery and performance of this Agreement and the Voting Agreements and the consummation of the Merger and the other transactions contemplated hereby and thereby from Section 203 of Delaware Law. No “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to the Merger or this Agreement, the Voting Agreements or any of the transactions contemplated hereby or thereby.

SECTION 4.23.  Regulatory Matters.  (a) All activities of the Company that are subject to the jurisdiction of the U.S. Food and Drug Administration (the “FDA”) or any comparable Governmental Authority, or subject to the Federal Food, Drug and Cosmetic Act of 1938, the Public Health Service Act, or similar Applicable Law of any foreign jurisdiction (collectively, “Drug Laws”), have been conducted in compliance in all material respects with all applicable requirements under all such Drug Laws, including those relating to Good Laboratory Practices, Good Clinical Practices, adverse event reporting, Good Manufacturing Practices, recordkeeping, and filing of reports.

(b)                       The Company has not received any notice or other communication from the FDA or any other Governmental Authority alleging any material violation of any applicable requirement in a Drug Law, including any failure to maintain systems and programs adequate to ensure compliance with any Applicable Law related to product quality, including Good Manufacturing Practice, Good Laboratory Practice, and Good Clinical Practice, by the Company.  The Company has not received any (i) written or, to the knowledge of the Company, oral notices of inspectional observations (including those recorded on

Form FDA 483), establishment inspection reports, warning letters, untitled letters, (ii) written or, to the knowledge of the Company, oral notices of any intention to conduct an investigation or review, or (iii) other documents issued by the FDA or any other Governmental Authority that allege or assert lack of compliance with any Drug Law by the Company, or by Persons who are otherwise performing services for the benefit of the Company.

(c)                        All animal studies or other preclinical tests performed in connection with or as the basis for any submission to the FDA or other comparable Governmental Authority, filed under an Investigational New Drug Application, Clinical Trial Application or other foreign equivalent, or that the Company anticipates will be submitted to the FDA or other comparable Governmental Authority, either (i) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice requirements, or (ii) involved experimental research techniques that were not required to be performed by a registered GLP testing laboratory (with appropriate notice being given to the FDA or the applicable Governmental Authority), but (in the case of this clause (ii)) and employed procedures and controls generally used by qualified experts in the conduct of preclinical studies.

(d)                       All human clinical trials to the extent conducted by the Company, or by a Third Party on behalf of the Company, wherever conducted in any jurisdiction inside or outside the United States, have been and are being conducted in material compliance with all applicable requirements of Drug Laws relating to clinical trials or the protection of human subjects, including those contained in the International Conference on Harmonization E6: Good Clinical Practices Consolidated Guideline, and in 21 C.F.R. Parts 50, 54, 56 and 312, and the provisions governing the privacy of patient medical records under the Health Insurance Portability and Accountability Act of 1996 and all comparable foreign Drug Laws.  Neither the Company nor anyone acting on behalf of the Company has received any written or, to the knowledge of the Company, oral notice that the FDA or any other Governmental Authority or institutional review board has initiated, or threatened to initiate, any clinical hold or other action to suspend any clinical trial or suspend or terminate any Investigational New Drug application (or foreign equivalent thereto) sponsored by the Company, or otherwise restrict the preclinical research on or clinical study of the Key Product.

(e)                        All clinical trials conducted by or on behalf of the Company  and the results of all such clinical trials have been registered and disclosed in accordance with all applicable Drug Laws.

(f)                         All manufacturing operations conducted by or for the benefit of, the Company with respect to the Key Product has been and are being conducted in accordance, in all material respects, with applicable current Good Manufacturing Practices.

(g)                        No product candidate manufactured, tested, distributed or held by the Company has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise).  No proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of the Key Product or pre-market approvals are pending or, to the knowledge of the Company, threatened, against the Company or any of its Affiliates, nor have any such proceedings been pending at any time.  No study conducted by or for the Company on the Key Product has been placed on clinical hold by the FDA or any other Governmental Authority.  The Company has, prior to the execution of this Agreement, made available to Parent all information about adverse drug experiences obtained or otherwise received by the Company from any source, in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals or registries, reports in the scientific literature, and unpublished scientific papers relating to the Key Product .  In addition, the Company has filed all annual and periodic reports, and safety reports required for the Key Product required to be made to the FDA or any other Governmental Authority.

(h)                       There are no proceedings pending or, to the knowledge of the Company, threatened against the Company with respect to (i) a violation by the Company of any Drug Law, or (ii) any alleged injuries to a participant in any clinical trial with Key Product conducted by or on behalf of the Company.

(i)                           Section 4.23(i) of the Company Disclosure Schedule sets forth an accurate and complete listing as of the date hereof by study title and report number of all preclinical studies and clinical trials previously or currently undertaken or sponsored with respect to Key Product in connection with or as the basis for any regulatory submission by or on behalf of the Company to the FDA or any other Governmental Authority.  Accurate and complete copies of all such data and reports made available to the Company with respect to the studies and trials listed in Section 4.23(i) of the Company Disclosure Schedule have been provided for review to Parent, and the Company has otherwise provided or made available for review all preclinical and clinical studies and trials and all other material information known to it regarding the efficacy and safety of Key Product.

(j)                          Neither the Company nor any other Person on behalf of or for the benefit of the Company, is marketing, distributing, selling or otherwise commercializing any product, or previously has done so.

(k)                       The Company has delivered or made available to Parent all forms, licenses, reports, applications, correspondence, and meeting minutes received from or sent to the FDA and any other similar Governmental Authority, and all written reports of phone conversations, visits or other contact with the FDA and any other similar Governmental Authority, relating to Key Product, or to compliance with any Drug Law, including any and all written or, to the knowledge of the Company, oral notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or comparable foreign Governmental Authorities which bear in any material way on the Company’s compliance with regulatory requirements of the FDA or comparable foreign Governmental Authorities, or on the likelihood or timing of approval of Key Product.

(l)                           Neither the Company nor any officer, employee or agent of the Company, (i) has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed any act, made any statement, or failed to make any statement with respect to Key Product, that would reasonably be expected to provide a basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or (ii) has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in or that has resulted in (A) debarment under 21 U.S.C. Section 335a or any similar state or federal Applicable Law or (B) exclusion from participating in the Federal health care programs under Section 1128 of the Social Security Act or any similar state or federal Applicable Law.  No claims, actions, proceedings or investigations that would reasonably be expected to result in such a debarment or exclusion are pending or, to the knowledge of the Company, threatened against the Company or any of its directors, officers, employees or agents.

(m)                   The Company has made available to Parent accurate and complete copies of the results of all clinical and non-clinical studies conducted by or on behalf of the Company with respect to the Key Product.

(n)                       After the Effective Time, Parent or the Surviving Corporation shall be the sole and exclusive owner of the Permits required by the FDA or any comparable Governmental Authority and shall hold all right, title and interest in and to all filings and applications with the FDA or any comparable Governmental Authority associated with such Permits.

SECTION 4.24.  Transactions with Affiliates.  No (i) present or former officer or director the Company, (ii) beneficial owner (as defined in Rule 13d-3 under the 1934 Act) of 5% or more of the outstanding Shares or (iii) Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such officer, director or beneficial owner (each of the foregoing, a “Related Party”) is a party to any transaction, agreement, commitment, arrangement or understanding with the Company or has engaged in any transaction with the Company since January 1, 2011.

SECTION 4.25.  Insurance.  The Company has made available to Parent summaries of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company.  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company: (i) all such insurance policies are in full force and effect and all premiums thereon have been timely paid or, if not yet due, accrued, (ii) the Company has not received written notice of any claim pending under the Company’s insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, (iii) the Company is in compliance with the terms of such policies and bonds and (iv) the Company has not received any written notice of termination of, or material premium increase with respect to, any of such policies or bonds.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

SECTION 5.01.  Corporate Existence and Power.  Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now conducted.  Each of Parent and Merger Subsidiary is duly qualified to do business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.02.  Corporate Authorization.  Each of Parent and Merger Subsidiary has the requisite corporate power and authority to execute, deliver and perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary.  This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

SECTION 5.03.  Governmental Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other U.S. state or federal securities laws, (iv) compliance with any applicable rules and regulations of any national securities exchange on which the securities of AstraZeneca PLC are listed and (v) any other actions, consents, approvals, authorizations, permits, notifications or filings the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.04.  Non-contravention.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.05.  Company Proxy Statement.  (a) The information with respect to Parent, Merger Subsidiary and any of their respective Affiliates that Parent supplies to the Company specifically for use in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                       The representations and warranties contained in this Section 5.05 will not apply to statements or omissions included or incorporated by reference in the Company Proxy Statement based upon information supplied by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

SECTION 5.06.  Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

SECTION 5.07.  Financing.  Parent has, or will have at the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Merger pursuant to the terms of this Agreement and to pay all fees and expenses of Parent and Merger Subsidiary pursuant to this Agreement.

SECTION 5.08.  Ownership and Operations of Merger Subsidiary; Capitalization.  (a) Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities since the date of its incorporation, and prior to the Effective Time, will have no assets, operations, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated hereby.

(b)                       All of the issued and outstanding share capital of Merger Subsidiary is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent.

SECTION 5.09.  Disclaimer of Other Representations and Warranties.  (a) Parent and Merger Subsidiary each acknowledges and agrees that it and its Representatives has received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives has desired or requested to review, and that it and its Representatives has had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b)                       Parent and Merger Subsidiary each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement: (i) neither the Company nor any of its Representatives makes, or has made, any representations or warranties relating to the Company or its business or otherwise in connection with the transactions contemplated by this Agreement, and Parent and Merger Subsidiary are not relying on any representation or warranty except for those expressly set forth in this Agreement, and (ii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to

Parent, Merger Subsidiary or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless such materials or information is the subject of any express representation or warranty set forth in Article 4 of this Agreement.

ARTICLE 6
COVENANTS OF THE COMPANY

The Company agrees that:

SECTION 6.01.  Conduct of the Company.  Except (w) as otherwise required by the terms of this Agreement, (x) as set forth in Section 6.01(a) of the Company Disclosure Schedule, (y) as may be required to comply with any Applicable Law or as may be required by a Governmental Authority or (z) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), from the date hereof until the Effective Time, the Company shall (i) conduct its business in the ordinary course consistent with past practice and (ii) without limiting the generality of the foregoing, use its commercially reasonable efforts to (A) (1) develop the Key Product, (2) develop the Combination Product and (3) take actions to obtain approval from the FDA to commercialize such products for use in humans, including the actions described in Section 6.01(b) of the Company Disclosure Schedule, (B) preserve intact its present business organization, (C) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (D) keep available the services of its directors, officers, employees and consultants and (E) maintain satisfactory relationships with its customers, lenders, suppliers and others having significant business relationships with it.  Without limiting the generality of the foregoing, and subject to the exceptions set forth in clauses (w), (x), (y) and (z) of the immediately preceding sentence, the Company shall not:

(a)                       (i) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) or (ii) form a Subsidiary;

(b)                       (i) split, combine or reclassify any shares of its capital stock, (ii)declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or (iii) redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, any Company Securities;

(c)                        (i) issue, sell or otherwise deliver, or authorize the issuance, sale or other delivery of, any Company Securities, other than the issuance of (A) any Shares upon the exercise of Company Stock Options or Company Warrants that are outstanding on the date hereof in accordance with their terms on the date hereof, or (ii) amend any term of any Company Security (whether by merger, consolidation or otherwise);

(d)                       incur any capital expenditures or any obligations or liabilities in respect thereof, except for those contemplated by Section 6.01(d) of the Company Disclosure Schedule;

(e)                        acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than supplies in the ordinary course of business of the Company in a manner that is consistent with past practice;

(f)                         sell, lease, license or otherwise transfer, abandon or permit to lapse, or create or incur any Lien on, any of the Company’s assets (including any Intellectual Property owned by or licensed to the Company), securities, properties, interests or businesses, other than (except in the case of any Intellectual Property owned by or licensed to the Company) sales of obsolete equipment in the ordinary course of business consistent with past practice;

(g)                        make any loans, advances or capital contributions to, or investments in, any other Person, other than advances to its employees in the ordinary course of business consistent with past practice;

(h)                       create, incur, assume, suffer to exist or otherwise become liable with respect to any indebtedness for borrowed money or guarantees thereof (including through borrowings under any of the Company’s existing credit facilities), or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company;

(i)                           (i) enter into, amend, modify in any material respect or terminate or renew any Material Contract or (ii) waive, release or assign any material rights, claims or benefits of the Company;

(j)                          (i) with respect to any Service Provider, (A) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or (B) enter into any employment, consulting, termination, retirement, deferred compensation or other similar agreement (or amend any such existing agreement, except as required by Applicable Law), (ii) establish, adopt or amend (except as required by Applicable Law) any Employee Plan, including any collective bargaining agreement, (iii) increase compensation, bonus or other benefits payable to any Service Provider or (iv) hire or engage the services of any individual as a Service Provider or terminate the service of any Service Provider other than for “Cause” (as defined in Section 6.01(j) of the Company Disclosure Schedule);

(k)                       change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(l)                           settle, or offer or propose to settle, (i) any litigation, investigation, arbitration, proceeding or other claim (except with respect to immaterial routine matters in the ordinary course of business), (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, investigation, arbitration, proceeding or other claim or dispute that relates to the transactions contemplated hereby;

(m)                   make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, materially amend any material Tax Returns or file claims for material Tax refunds, enter into any closing agreement with respect to a material Tax, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability; or

(n)                       agree, resolve or commit to do any of the foregoing.

SECTION 6.02.  Access to Information.  From the date hereof until the Effective Time, and subject to Applicable Law and the Confidentiality Agreement, the Company shall, upon reasonable prior written notice during regular business hours, (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, assets, books and records of the Company, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company to cooperate with Parent in its reasonable investigation of the Company.  Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company.   Notwithstanding the foregoing, the Company shall not be required to provide access to or to disclose information where such access or disclosure would (A) violate any of its obligations to third parties with respect to confidentiality agreements, (B) jeopardize the attorney-client privilege or attorney work product immunity or (C) contravene any Applicable Law.  No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder.  The information provided pursuant to this Section 6.02 shall be used solely for the purpose of the Merger and the other transactions contemplated hereby, and such information shall be kept confidential by Parent and Merger Subsidiary in accordance with the terms of the Confidentiality Agreement.

SECTION 6.03.  Company Stockholder Meeting.  (a)  The Company shall take all action reasonably necessary or advisable to cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as promptly as reasonably practicable after the SEC or its staff advises that it has no further comments on the Company Proxy Statement or that the Company may commence mailing the Company Proxy Statement for the purpose of voting on the approval and adoption of this Agreement and shall comply with all Applicable Law with respect to such meeting and the solicitation of proxies in connection therewith.  The Company shall cause the Company Proxy Statement to be mailed to the stockholders of the Company as of the record date established for the Company Stockholders Meeting as promptly as reasonably practicable thereafter.  Unless an Adverse Recommendation Change shall have occurred, the Company shall use its reasonable best efforts to solicit from the Company’s stockholders proxies in favor of the adoption of this Agreement and shall take all other action necessary or advisable to secure the Company Stockholder Approval.

(b)                       Subject to Section 6.04, the Board of Directors shall make the Company Board Recommendation and not effect an Adverse Recommendation Change.

(c)                        Any adjournment, delay or postponement of the Company Stockholder Meeting shall require the prior written consent of the Parent; provided, however, that the Company shall be permitted to adjourn, delay or postpone the Company Stockholder Meeting (i) without obtaining the prior written consent of Parent, for the absence of a quorum, if required by Applicable Law or if the Company has provided a written notice to Parent and Merger Subsidiary that it intends to take action pursuant to Section 10.01(d)(i) with respect to a Superior Proposal or (ii) after consultation with Parent, solely to the extent necessary to ensure that any legally required supplement or amendment to the Company Proxy Statement is provided to the stockholders of the Company with adequate time to review.  Parent may require the Company to adjourn, delay or postpone the Company Stockholder Meeting once for a period not to exceed 30 calendar days (but prior to the date that is two Business Days prior to the End Date) solely to solicit additional proxies necessary to obtain the Company Stockholder Approval.  Once the Company has established a record date for the Company Stockholder Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent, unless required to do so by Applicable Law or the Company’s organizational documents.  Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than matters of procedure and matters required by Applicable Law to be voted on by the Company’s stockholders in connection with the approval of this Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting.

(d)                       Nothing in this Section 6.03 shall be deemed to prevent the Company or the Board of Directors from taking any action they are otherwise permitted to take under, and in compliance with, Section 6.04 or required to take under Applicable Law.

SECTION 6.04.  No Solicitation; Other Offers.  (a)  General Prohibitions.  From the date of this Agreement until the Effective Time, and subject to Section 6.04(b), Section 6.04(c) and Section 6.04(d), the Company shall not, and the Company shall not authorize or permit any of its officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate (it being understood that ministerial acts that are not otherwise prohibited by this Section 6.04, such as taking unsolicited phone calls, shall not be deemed to “facilitate” for purposes of this Section 6.04) or knowingly encourage the submission of any Acquisition Proposal, (ii) other than informing Persons of the provisions contained in this Section 6.04, enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or afford access to the business, properties, assets, books or records of the Company to, or knowingly assist, knowingly participate in, knowingly facilitate or knowingly encourage any effort by, any Third Party that has made or is seeking (to the knowledge of the Company) to make an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation (or recommend an Acquisition Proposal or take any action or make any public statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company; (v) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of Delaware Law or (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal (other than a confidentiality agreement pursuant to Section 6.04(b)).

(b)                       Exceptions.  Notwithstanding anything to the contrary in this Agreement, including Section 6.04(a), at any time prior to the receipt of the Company Stockholder Approval:

(i)             the Company, directly or indirectly through its Representatives, (A) may contact any Third Party (and its Representatives) that, subject to the Company’s compliance with Section 6.04(a), has made after the date of this Agreement a bona fide, written Acquisition Proposal in order to clarify the terms and conditions with respect thereto for the sole purpose of the Board of Directors determining in good faith whether such Acquisition Proposal is or reasonably would be expected to lead to a Superior Proposal, and (B) (x) engage in negotiations or discussions with any Third Party (and its Representatives) that, subject to the Company’s compliance with Section 6.04(a), has made after the date of this Agreement a bona fide, written Acquisition Proposal that the Board of Directors determines in good faith is or would reasonably be expected to lead to a Superior Proposal and (y) furnish to such Third Party or its Representatives non-public information relating to the Company pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party with terms no less favorable in the aggregate in any material respect to the Company than those contained in the Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party; and

(ii)          subject to compliance with Section 6.04(d), the Board of Directors may make an Adverse Recommendation Change based on any fact, event, change in circumstance, development or combination thereof that was not known by, or the consequence of which was not reasonably foreseeable to, the Board of Directors on or prior to the date hereof;

in each case referred to in the foregoing clauses (i) and (ii) only if the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law.

In addition, nothing contained herein shall prevent the Board of Directors or the Company from complying with Rule 14d-9 or 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 6.04 or making any other disclosure is required by Applicable Law; provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors reaffirms the Company Board Recommendation in such statement or in connection with such action.  It is understood and agreed that any factually accurate public statement by the Company that merely describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto and contains a “stop, look and listen” communication (including pursuant to Rule 14d-9(f) promulgated under the Exchange Act) shall not be deemed to be an Adverse Recommendation Change.

(c)                        Required Notices.  The Board of Directors shall not take any of the actions referred to in Section 6.04(b)(i) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and, after taking such action, the Company shall continue to advise Parent as promptly as practicable of any material changes in the status or terms of any discussions and negotiations with the Third Party.  In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or, to the knowledge of the Company, any of its Representatives) of a bona fide Acquisition Proposal, a notice that a Third Party is considering making an Acquisition Proposal or any request for information relating to the Company or for access to the business, properties, assets, books or records of the Company by any Third Party that has made or is seeking (to the knowledge of the Company) to make an Acquisition Proposal.  The Company shall provide such notice in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request and, after taking such action, the Company shall continue to advise Parent as promptly as practicable of any material changes in the status or terms of any such Acquisition Proposal, indication or request.  Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 6.04(c).

(d)                       “Last Look”.  Further, the Board of Directors shall not make an Adverse Recommendation Change pursuant to Section 6.04(b)(ii) (or terminate this Agreement pursuant to Section 10.01(d)(i)), unless (i) if such Adverse Recommendation Change is to be taken in circumstances involving or relating to an Acquisition Proposal, such Acquisition Proposal constitutes a Superior Proposal, (ii) the Company provides written notice to Parent at least four days before taking such action of its intention to do so and containing (A) in the case of any action intended to be taken in circumstances involving or relating to an Acquisition Proposal, the material terms of such Acquisition Proposal, including the most current version of the proposed agreement under which such Acquisition Proposal is proposed to be consummated and the identity of the Third Party making the Acquisition Proposal or (B) in the case of any action intended to be taken in circumstances not involving or relating to an Acquisition Proposal, a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action and (iii) Parent does not make, within four days after its receipt of that written notification, an offer that (1) in the case of any action intended to be taken in circumstances involving or relating to an Acquisition Proposal, is at least as favorable to the stockholders of the Company as such Acquisition Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Acquisition Proposal shall require a new written notification from the Company and a new four-day period under this Section 6.04(d)) or (2) in the case of any action intended to be taken in circumstances not involving or relating to an Acquisition Proposal, after receipt of such offer, the Board of Directors does not determine in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law.  The Company agrees that, during any applicable four-day period referred to in this Section 6.04(d), the Company and its Representatives shall negotiate in good faith with

Parent and its Representatives regarding any revisions proposed by Parent to the terms of the transactions contemplated by this Agreement.

(e)                        Definition of Superior Proposal.  For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal not solicited in contravention of this Section 6.04 (with all percentages in the definition of “Acquisition Proposal” changed to 50%) on terms that the Board of Directors determines in good faith, after consultation with an outside financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable from a financial point of view to the Company’s stockholders than as provided hereunder (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.04(d)), which the Board of Directors determines is reasonably capable of being consummated.

(f)                         Obligation of the Company to Terminate Existing Discussions.  The Company shall, and shall use its reasonable best efforts to cause its Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (and its representatives) that has executed a confidentiality agreement within the 24-month period prior to the date hereof and that is in possession of confidential information heretofore furnished by or on behalf of the Company (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information) to return or destroy all such information as promptly as practicable.

SECTION 6.05.  Section 16 Matters.  Prior to the Company Stockholder Meeting, the Company shall take all such steps as may be necessary or appropriate to cause any dispositions of Shares (including derivative securities with respect to such Shares) resulting from the consummation of the Merger and the other transactions contemplated by this Agreement by each director (including any directors by deputization) or officer of the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act, including any such actions specified in the letter set forth in Section 6.05 of the Company Disclosure Schedule.  Based on the information provided by the Company to Parent, Parent acknowledges and agrees that the Persons designated by the Company as directors by deputization are directors of the Company for the purposes of Section 16 of the 1934 Act.

SECTION 6.06.  Stock Exchange Delisting; 1934 Act Deregistration.  Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under

Applicable Law and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

SECTION 6.07.  Takeover Statutes.  The Company shall, to the extent permitted by Applicable Law, use its reasonable best efforts (a) to take all actions necessary so that no “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation becomes applicable to the transactions contemplated by this Agreement and (b) if any such antitakeover or similar statute or regulation becomes applicable to the transactions contemplated by this Agreement, to take all actions necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

ARTICLE 7
COVENANTS OF PARENT

Parent agrees that:

SECTION 7.01.  Obligations of Merger Subsidiary.  Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.  Merger Subsidiary shall not conduct any business or make any investments other than in connection with the transactions contemplated by this Agreement.

SECTION 7.02.  Voting of Shares.  Parent shall vote (or cause to be voted) all Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

SECTION 7.03.  Director and Officer Liability.

(a)                       Parent shall or shall cause the Surviving Corporation to, and the Surviving Corporation hereby agrees to, do the following:

(i)                       For six years after the Effective Time, indemnify and hold harmless the present and former officers and directors of the Company (each, an “Indemnified Person”) against any Costs incurred in connection with any claim, action, suit, proceeding or investigation, of whatever nature, in respect of, arising out of or related to such Indemnified Person’s service as a director or officer of the Company in respect of acts or omissions occurring at or prior to the Effective Time (including, for the avoidance of doubt, in connection with the Merger and the other transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law;

(ii)                    For six years after the Effective Time, cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability and indemnification of, and advancement of expenses to, Indemnified Persons that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement (it being understood that if any claim is asserted against any individual entitled to the protections of such provisions within such six-year period, such provisions shall not be modified until the final disposition of such claims); and

(iii)                 If Parent, the Surviving Corporation or any of its successors or assigns (A) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (B) ceases to continue to exist for any reason or (C) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

(b)                       Prior to the Effective Time, the Company shall, in consultation with Parent, purchase a six-year extended reporting period endorsement with respect to the Company’s directors’ and officers’ insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”) in place as of the date hereof with respect to any claim related to any period of time at or prior to the Effective Time (including in connection with this Agreement or the transactions and actions contemplated hereby) with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the Company’s D&O Insurance policies in effect as of the date hereof; provided that in no event shall the annual cost of such endorsement exceed 250% of the Company’s current annualized premium, which amount is set forth in Section 7.03 of the Company Disclosure Schedule; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(c)                        The rights of each Indemnified Person under this Section 7.03 shall be in addition to any other rights such Indemnified Person may have under the certificate of incorporation or bylaws of the Company, Delaware Law or any other Applicable Law, any agreement of any Indemnified Person with the Company or otherwise and are intended for the benefit of, and shall be enforceable by, such Indemnified Person and such Indemnified Person’s heirs, executors or similar representatives. The rights under this Section 7.03 shall survive consummation of the Merger and shall not be amended in a manner that is adverse to the Indemnified Persons without the consent of the Indemnified Persons affected thereby.

SECTION 7.04.  Employee Matters. (a) For a period of one year following the Effective Time (or, if shorter, during the period of employment), Parent shall provide to each employee of the Company as of the Effective Time who continues employment with the Surviving Corporation or any of its Affiliates (“Continuing Employees”) (i) base salary or base wages and cash target bonus opportunity no less than the base salary or base wages and cash target bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time and (ii) benefits that are comparable in the aggregate to the benefits provided to similarly situated employees of AstraZeneca Pharmaceuticals LP, an Affiliate of Parent, from time to time, subject to applicable eligibility requirements.

(b)                       Following the Effective Time, Parent will, subject to Applicable Law, give each Continuing Employee full credit for prior service with the Company for purposes of vesting and eligibility to participate in all employee benefit plans maintained by Parent or its Affiliates for which the Continuing Employee is otherwise eligible to participate, and for purposes of determining the amount of the company contribution under the AstraZeneca Retirement Plan (AZRP) and the amount of the Continuing Employee’s accrued vacation, other leave and severance benefits (but such service credit shall not be provided for purposes of determining the benefit accrued under any plan or policy other than vacation, leave, and severance); provided that service of a Continuing Employee prior to the Effective Time shall not be recognized for the purpose of any entitlement to participate in, or receive benefits with respect to, any retiree medical programs or other retiree welfare benefit programs maintained by Parent or its Affiliates in which any Continuing Employee participates after the Effective Time.  In no event shall anything contained in this Section 7.04(b) result in any duplication of benefits for the same period of service.  In addition, Parent shall (A) waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company applicable to such Continuing Employee prior to the Effective Time and (B) recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs.

(c)                        Prior to the Effective Time, the Company shall adopt all resolutions that may be necessary to cause the Employee Plans set forth in Section 7.04(c) of the Company Disclosure Schedule to terminate as of the date immediately preceding the Closing Date.  All resolutions, notices or other documents issued, adopted or executed in connection with the implementation of this Section 7.04(c) shall be subject to Parent’s prior review and approval, which shall not be unreasonably withheld.  For the avoidance of doubt, Parent shall be responsible for implementing the plan termination (for example, liquidating and distributing all assets remaining in the terminated plan after the Effective Time).

(d)                       If, after the Effective Time and before the first anniversary of the Effective Time, the employment of a Continuing Employee who is not a party to an employment agreement that provides for severance benefits terminates, such terminated Continuing Employee shall be eligible to receive severance benefits pursuant to the terms and conditions of the AZ Separation Plan (including satisfaction of the conditions for payment of severance under such plan).  If the employment of a Continuing Employee who is a party to an employment agreement that provides for severance benefits terminates, such terminated Continuing Employee’s right to severance benefits shall be as set forth in his or her employment agreement.

(e)                        Subject to the obligations of Parent and its Affiliates under this Section 7.04, (i) neither Parent nor any of its Affiliates shall be obligated to continue to employ any Continuing Employee for any period of time following the Effective Time, (ii) Parent or its Affiliates may revise, amend or terminate any Employee Plan or any other employee benefit plan, program or policy in effect from time to time, (iii) nothing in this Agreement shall be construed as an amendment of any Employee Plan, and (iv) no provision of this Section 7.04 shall create any third-party beneficiary rights in any Service Provider or former Service Provider (including any beneficiary or dependent of such Service Provider or former Service Provider) in respect of continued employment (or resumed employment) or any other matter.

ARTICLE 8
COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

SECTION 8.01.  Reasonable Best Efforts.  (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

(b)                       In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event within five Business Days, after the date hereof, (ii) make appropriate filings pursuant to any other Antitrust Law with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and (iii) supply as promptly as practicable any additional information and documentary material that may be requested and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under such Antitrust Law as soon as practicable.

(c)                        To the extent permitted by Applicable Law, each of Parent and the Company shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received from, or given to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any such Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent reasonably practicable, give the other party the opportunity to attend and participate in such meetings and conferences.

SECTION 8.02.  Company Proxy Statement.  (a) As promptly as reasonably practicable (and in any event within 10 Business Days after the date hereof), the Company shall prepare and file the Company Proxy Statement with the SEC.  The Company shall use its reasonable best efforts to cause the Company Proxy Statement to be cleared by the SEC as soon as reasonably practicable after the date hereof and to be mailed to its shareholders as promptly as practicable thereafter.  The Company shall use its reasonable best efforts to ensure that the Company Proxy Statement, and any amendments or supplements thereto, comply as to form in all material respects with the rules and regulations promulgated by the SEC under the 1934 Act.

(b)                       Parent and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement before the Company

Proxy Statement (or any amendment thereto) is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Company Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on such response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(c)                        The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, including Parent and Merger Subsidiary furnishing to the Company the information relating to them required by the 1934 Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(d)                       Notwithstanding (x) any Adverse Recommendation Change, (y) the public proposal or announcement or other submission to the Company or any of its Representatives of an Acquisition Proposal or (z) anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with its terms, the obligations of the Company under this Section 8.02 shall continue in full force and effect.

SECTION 8.03.  Public Announcements.  The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release to be reasonably agreed upon by the Company and Parent. Following such initial press release, Parent and the Company shall consult with each other before issuing any additional press release, making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference, conference call or meeting before such consultation; provided, however, that the restrictions set forth in this Section 8.03 shall not apply to any release or public statement (a) made or proposed to be made by the Company in compliance with Section 6.03 or Section 6.04 with respect to the matters contemplated by Section 6.03 or Section 6.04 (or by Parent in response thereto) or (b) in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby.

SECTION 8.04.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

SECTION 8.05.  Notices of Certain Events.  Subject to Applicable Law, each of the Company and Parent shall promptly notify the other of:

(a)                       any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)                       any (i) inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof or (ii) failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in each case that would reasonably be expected to cause any of the conditions set forth in Article 9 not to be satisfied; and

(c)                        any written notice or other written communication received by the Company or Parent or any of their respective Affiliates from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(d)                       any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or Parent and any of its Subsidiaries, as the case may be, (i) that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or (ii) that relate to this Agreement or the consummation of the transactions contemplated hereby.

provided that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE 9
CONDITIONS TO THE MERGER

SECTION 9.01.  Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver (where permissible under Applicable Law) of the following conditions:

(a)                       the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b)                       no Applicable Law shall prohibit the consummation of the Merger; and

(c)                        any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated.

SECTION 9.02.  Conditions to the Obligations of Parent and Merger Subsidiary.  The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver (where permissible under Applicable Law) of the following further conditions:

(a)                       (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in Sections 4.05 (Capitalization) shall be true in all respects (other than de minimis exceptions) at and as of the Effective Time as if made at and as of such time, (B) the representations and warranties of the Company contained in the first and third sentences of Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.20 (Finders’ Fees), Section 4.21 (Opinion of Financial Advisor) and Section 4.22 (Antitakeover Statutes) shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time) and (C) the other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (C) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect; and

(b)                       there shall not have occurred any event or occurrence or development of a circumstance, in each case arising after the date hereof which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

SECTION 9.03.  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible under Applicable Law) of the following further conditions: (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of Parent contained in Section 5.01 (Corporate Existence and Power) and Section 5.02 (Corporate Authorization) shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time) and (B) the other representations and warranties of Parent contained in this Agreement or in any certificate or other writing delivered by Parent pursuant hereto (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (B) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

ARTICLE 10
TERMINATION

SECTION 10.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)                       by mutual written agreement of the Company and Parent;

(b)                       by either the Company or Parent, if:

(i)                       the Merger has not been consummated on or before November 27, 2013 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii)                    there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company, Parent or Merger Subsidiary from consummating the Merger and in each case such Applicable Law shall have become final and nonappealable; or

(iii)                 at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained;

(c)                        by Parent, if:

(i)                       an Adverse Recommendation Change shall have occurred or, at any time after receipt or public announcement of an Acquisition Proposal, the Board of Directors shall have failed to reaffirm the Company Board Recommendation as promptly as practicable (but in any event within ten Business Days) after receipt of any written request to do so from Parent;

(ii)                    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such breach or failure is incapable of being cured by the End Date or, if curable, is not cured by the Company within 30 days of receipt by the Company of written notice of such breach or failure; or

(iii)                 the Company shall have intentionally and materially breached its obligations under Section 6.03 or Section 6.04 (it being understood that isolated actions taken by its Representatives (other than a director or officer of the Company) shall not give rise to a right to terminate this Agreement pursuant to this Section 10.01(c)(iii) so long as (i) such actions were not authorized, permitted or caused by the Company, (ii) the Company has used its commercially reasonable efforts to prevent such actions and (iii) the Company takes appropriate actions to remedy such breach promptly upon discovery thereof); or

(d)                       by the Company, if:

(i)                       prior to the Company Stockholder Approval, the Board of Directors shall have made an Adverse Recommendation Change in compliance with the terms of this Agreement, including Section 6.04(d), (A) in order to enter into a definitive, written agreement concerning a Superior Proposal or (B) in the circumstances contemplated by Section 6.04(b)(ii); provided, that the Company shall have paid any amounts due pursuant to Section 11.04(b) in accordance with the terms, and at the times, specified therein; or

(ii)                    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03 not to be satisfied, and such breach or failure is incapable of being cured by the End Date or, if curable, is not cured by Parent within 30 days of receipt by Parent of written notice of such breach or failure.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

SECTION 10.02.  Effect of Termination.  If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the (i) willful and intentional failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) willful and intentional breach by either party of a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure or breach.  The provisions of this Section 10.02 and Sections 11.04, 11.07, 11.08 and 11.09 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11
MISCELLANEOUS

SECTION 11.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Zeneca, Inc.
1800 Concord Pike

Wilmington, DE 19850-5437
Attention: Richard Kenny, Assistant General Counsel, Legal Department

Facsimile No.:  (302) 885-6862

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Paul R. Kingsley
Facsimile No.: (212) 701-5800

if to the Company, to:

Omthera Pharmaceuticals, Inc.

707 State Road

Princeton, New Jersey 08540

Attention:  Christian S. Schade

Facsimile No.:  (908) 741-6419

with a copy to (which shall not constitute notice):

Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
Attention: Scott F. Smith
Facsimile No.: (212) 841-1010

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

SECTION 11.02.  Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

SECTION 11.03.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b)                       No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

SECTION 11.04.  Expenses.  (a) General.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)                       Termination Fee.

(i)                       If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(iii), or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent in immediately available funds $12,500,000 (the “Termination Fee”), in the case of a termination by Parent, within two Business Days after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(ii)                    If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(iii), or by Parent pursuant to Section 10.01(c)(ii), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise communicated by or on behalf of the Person making such Acquisition Proposal to the Board of Directors or the Company’s stockholders and not withdrawn and (C) within 12 months following the date of such termination, the Company shall have entered into a definitive agreement with respect to or recommended to its stockholders an Acquisition Proposal or an Acquisition Proposal shall have been consummated (provided that for purposes of this clause (C), each reference to “25%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee; provided that this Section 11.04(b)(ii) shall not apply if this Agreement is terminated by the Company pursuant to Section 10.01(b)(i) and, at the time of such termination, Parent is not permitted to terminate this Agreement pursuant to Section 10.01(b)(i).

(c)                        Other Costs and Expenses.  The Company acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement.  Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 11.04, it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.  The parties agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, and if Parent receives the Termination Fee from the Company pursuant to the terms of this Agreement, then, except in the case of fraud, such payment shall constitute liquidated damages and shall be the sole and exclusive remedy of Parent, its Affiliates and its Representatives against the Company and its former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and Representatives and none of the Company or any of its former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

SECTION 11.05.  Disclosure Schedule and SEC Document References.  (a)The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that reference concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

(b)                       The parties hereto agree that any information contained in any part of the Company SEC Documents shall only be deemed to be an exception to (or a disclosure for purposes of) the representations and warranties of the Company if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

SECTION 11.06.  Binding Effect; Benefit; Assignment.  (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except (i) as provided in Section 7.03 and (ii) for the right of the Company on behalf of its stockholders to pursue damages (including claims for damages based on loss of the economic benefits of the Merger to the Company’s stockholders) in the event of Parent’s or Merger Subsidiary’s wrongful termination of this Agreement or breach of this Agreement (whether or not this Agreement has been terminated pursuant to Section 10.01), which right is hereby expressly acknowledged and agreed by Parent and Merger Subsidiary, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.  Notwithstanding the foregoing, following the Effective Time, the provisions of this Agreement shall be enforceable by holders of Shares to the extent necessary to receive the Merger Consideration to which each such holder is entitled pursuant to Article 2.

(b)                       No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

SECTION 11.07.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

SECTION 11.08.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

SECTION 11.09.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 11.10.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

SECTION 11.11.  Entire Agreement.  This Agreement, the Confidentiality Agreement, the CVR Agreement and the Voting Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

SECTION 11.12.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 11.13.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 11.08, without proof of actual damages (and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

OMTHERA PHARMACEUTICALS, INC.

By:	/S/ CHRISTIAN S. SCHADE
	Name:	Christian S. Schade
	Title:	Executive Vice President and Chief Financial Officer

ZENECA, INC.

By:		/S/ STEPHEN F. MOHR
	Name:	Stephen F. Mohr
	Title:	President and Chairman

KAFA ACQUISITION CORP.

By:	/S/ MAHMOOD LADHA
	Name:	Mahmood Ladha
	Title:	Vice President

[SIGNATURE PAGE TO MERGER AGREEMENT]

Exhibit A

Form of CVR Agreement

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [      ], 2013 (this “Agreement”), is entered into by and among Zeneca, Inc., a Delaware corporation (“Parent”), and [                ], a [                ], as Rights Agent.

PREAMBLE

WHEREAS, Omthera Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Parent and KAFA Acquisition Corp., a Delaware corporation (“Merger Subsidiary”), have entered into an Agreement and Plan of Merger dated as of May 27, 2013 (the “Merger Agreement”), pursuant to which Merger Subsidiary will merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent; and

WHEREAS, pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, Parent agreed to provide Holders (as defined below) the right to receive one or more contingent payments upon the achievement of certain milestones as hereinafter described.

NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders (as defined below), as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.                         Definitions.

(a)                                                                        Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

“Acting Holders” means any Holder or Holders of at least 45% of the outstanding CVRs as set forth on the CVR Register.

“AZ Parent” means AstraZeneca PLC.

“Board of Directors” means the board of directors of Parent.

“Board Resolution” means a copy of a resolution (i) certified by a duly authorized officer of Parent to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification and (ii) delivered to the Rights Agent.

“Carve-Out Transaction” means any transaction (including a sale of assets, merger, sale of stock or other equity interests, or exclusive licensing transaction), other than a Change of Control, pursuant to which any rights, property or assets (including Intellectual Property Rights and Material Contracts) necessary for the development of Epanova and the Rosuva FDC in accordance with the performance of Parent’s obligations under Section 4.03 are sold, exclusively licensed or otherwise transferred, directly or indirectly, to, or acquired by, directly or indirectly, a Person other than AZ Parent or any of its Subsidiaries.

“Change of Control” means a scheme of arrangement, share purchase or share exchange, or a merger, consolidation or other business combination transaction, involving AZ Parent in which the stockholders of AZ Parent immediately prior to such transaction own less than 50% of AZ Parent’s voting power immediately after such transaction.

“Crestor” means the product known as “Crestor®” marketed by AZ Parent.

“CVRs” means the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.

“Draft Label” means the draft label for Epanova dated March 11, 2013 set forth on Section 1.01(b) of the Company Disclosure Schedule.

“Epanova” means the product defined in NDA number 205060.

“FDA” means the U.S. Food and Drug Administration, or any successor agency.

“First Milestone Payment” means an amount equal to $[        ] per CVR, payable in cash.(1)

“First Milestone Period” means the period commencing as of the date of this Agreement and ending at 11:59 p.m., New York City time, on July 31, 2014.

“Holder” means, at the relevant time, a Person in whose name a CVR is registered in the CVR Register.

“Independent Accountant” means PricewaterhouseCoopers LLP.

“Labeling” shall have the meaning set forth in 21 U.S.C. § 321(m) and shall include the physician prescribing information approved by the FDA.

(1)  Note to Draft:  To be equal to (i) $30 million, divided by (ii) the number of CVRs granted at the Effective Time pursuant to the Merger Agreement.

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“Milestone #1” means receipt by AZ Parent or any of its Affiliates of both (a) and (b) (the Regulatory Approval set forth in (a), the “Milestone #1 Regulatory Approval”; and the exclusivity determination set forth in (b), the “Milestone #1 Determination”) as follows:

a)             Regulatory Approval with respect to Epanova that permits AZ Parent or such Affiliate to market and sell Epanova with approved Labeling that includes all of the following:

i.                     Dosage and Administration - dosage at two grams per day, taken as two capsules once daily, with or without food;

ii.                  Indication and Usage - an indication as an adjunct to diet to reduce triglyceride (TG) levels in adult patients with severe (> 500 mg/dL) hypertriglyceridemia;

iii.     Clinical Pharmacology - bioavailability data substantially similar to that set forth in Table 2, Figure 1 and Figure 2 of the Draft Label; and

iv.              Warnings and Precautions - none of the adverse reactions listed in Table 1 of the Draft Label will also be listed as a warning or precaution;

and

b)             a New Chemical Entity (NCE) exclusivity determination, as defined in 21 CFR 314.108(b), of five years of exclusivity, with respect to Epanova.

“Milestone #2” means receipt by AZ Parent or any of its Affiliates of both (a) and (b) as follows:

a)             Regulatory Approval that permits AZ Parent or such Affiliate to market and sell the Rosuva FDC with approved Labeling for use by adult patients with mixed dyslipidemia and TG levels of 200 mg/dL to 500 mg/dL, and who were on statin therapy with any statin to achieve their LDL-C goal, which Labeling includes:

i.                     all indications contained in (i) the then-current Labeling for Crestor and (ii) the Labeling for Epanova as required in connection with clause (b)(i) in this definition of Milestone #2;

and

b)             Regulatory Approval that permits AZ Parent or such Affiliate to market and sell Epanova with approved Labeling for use by adult patients with mixed dyslipidemia and TG levels of 200 mg/dL to 500 mg/dL and who are on statin

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therapy to achieve their LDL-C goal, which Labeling includes all of the following:

i.                     Indication and Usage - an indication as an adjunct to diet in combination with a statin to (A) reduce non—high-density lipoprotein cholesterol (non—HDL-C); and (B) reduce triglyceride (TG) levels; and

ii.      Warnings and Precautions - none of the adverse reactions listed in Table 1 of the Draft Label will also be listed as a warning or precaution.

“Milestone #3” means (i) receipt by AZ Parent or any of its Affiliates of the Milestone #3 Regulatory Approvals and (ii) achievement of the Net Sales Threshold.

“Milestone #3 Regulatory Approvals” means the Regulatory Approvals set forth in (a) and (b) of the definition of Milestone #2, in each case disregarding the approved Labeling requirements in (a)(i) and (b)(i)-(ii) contained therein.

“Milestone Non-Achievement Certificate” means, as applicable, the Milestone #1 Non-Achievement Certificate, the Milestone #2 Non-Achievement Certificate or the Milestone #3 Non-Achievement Certificate.

“Milestone Payments” means the First Milestone Payment, the Second Milestone Payment and the Third Milestone Payment.

“Milestone Payment Dates” means the First Milestone Payment Date, the Second Milestone Payment Date and the Third Milestone Payment Date.

“Milestone Periods” means the First Milestone Period, the Second Milestone Period and the Third Milestone Period.

“Milestones” means Milestone #1, Milestone #2 and Milestone #3.

“Net Sales” means the aggregate gross revenues received by all Selling Entities for Epanova and/or the Rosuva FDC, as applicable, sold to third parties, including to distributors and end-users (other than any other Selling Entity, except where such other Selling Entity is an end-user of Epanova and/or the Rosuva FDC, as applicable), less the Permitted Deductions with respect to such sales, all as determined in accordance with the applicable Selling Entity’s usual and customary accounting methods consistent with the treatment of other branded prescription products sold by the applicable Selling Entity, which shall be in accordance with GAAP or International Financial Reporting Standards, as applicable, including the accounting methods for translating gross revenues denominated in foreign currencies into United States dollar amounts.  In the case of any sale of Epanova and/or the Rosuva FDC, as applicable, between or among the Selling Entities for resale, Net Sales will be calculated only on the gross revenues received by a Selling Entity on the first arm’s-length sale thereafter to a third party.  In the case of any sale or other commercial disposition for value (i) that is not a bona fide transaction or (ii) other than exclusively for money, Net Sales will be calculated on the market price of

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Epanova and/or the Rosuva FDC, as applicable, in the jurisdiction of sale during the relevant period.  Notwithstanding the foregoing, the following shall not be included in Net Sales: (i) Epanova or Rosuva FDC provided for administration to patients enrolled in clinical trials or distributed through a not-for-profit foundation at no or nominal charge to eligible patients in conjunction with a patient assistance program or (ii) commercially reasonable quantities of Epanova or Rosuva FDC used as samples to promote additional sales.

“Net Sales Statement” means a written statement of Parent, certified by the Chief Financial Officer of Parent, setting forth with reasonable detail a calculation of Net Sales for the four most recently concluded calendar quarters.

“Net Sales Threshold” means cumulative worldwide Net Sales of more than $500,000,000 during any period of four consecutive calendar quarters ending at a time at which the Milestone #3 Regulatory Approvals have been received by AZ Parent or any of its Affiliates.

“Officer’s Certificate” means a certificate (i) signed by an authorized officer of Parent, in his or her capacity as such, and (ii) delivered to the Rights Agent.

“Permitted Deductions” means, to the extent not already excluded from gross revenues in accordance with GAAP or International Financial Reporting Standards, as applicable:

(1) normal and customary trade, quantity and prompt settlement discounts;

(2) amounts repaid or credited by reasons of defects, recalls, returns, rebates or allowances of goods, or because of retroactive price reductions or billing corrections;

(3) chargebacks, rebates (or the equivalent thereof) and other amounts paid on sale of Epanova or the Rosuva FDC, as applicable, including such payments mandated by programs of Governmental Authorities;

(4) rebates (or the equivalent thereof) and administrative fees paid to medical healthcare organizations, group purchasing organizations or trade customers, fees for services provided to wholesalers and warehousing chains related to the distribution of Epanova or the Rosuva FDC, as applicable (including the portion thereof reasonably allocable to Epanova or the Rosuva FDC, as applicable, taken or incurred with respect to sales of Epanova or the Rosuva FDC, as applicable, with other products or services), as part of bundling or other forms of multi-product purchase arrangements;

(5) tariffs, duties, excise, sales, value added and other Taxes (other than Taxes based on net income);

(6) reasonable reserves made for uncollectible amounts on previously sold products;

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(7) discounts pursuant to indigent patient programs and patient discount programs and coupon discounts;

(8) the portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, that the applicable Selling Entity allocates to sales of Epanova or the Rosuva FDC, as applicable, in accordance with the applicable Selling Entity’s standard policies and procedures consistently applied across its products, as applicable; and

(9) an allowance for transportation costs, distribution expenses, special packaging and related insurance charges in an aggregate amount equal to two percent of the amount of gross revenues net of the amounts described in items (1) through (8) above.

“Permitted Transfer” means a transfer of one or more CVRs (i) upon death by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) made pursuant to a court order; (iv) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as allowable by the Depository Trust Company; or (vi) as provided in Section 2.06.

“Regulatory Approval” means an approved “new drug application” and supplements thereto, and any other approval, license or authorization issued by the FDA required for the commercial manufacture, marketing and sale of Epanova and/or the Rosuva FDC, as applicable, in the United States in accordance with Applicable Law.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Rosuva FDC” means a pharmaceutical product that contains both rosuvastatin and Epanova as its sole active ingredients, co-formulated in a single, fixed dose combination.

“Second Milestone Payment” means an amount equal to $[      ] per CVR, payable in cash.(2)

“Second Milestone Period” means the period commencing as of the date of this Agreement and ending at 11:59 p.m., New York City time, on March 31, 2016.

(2)  Note to Draft:  To be equal to (i) $90 million, divided by (ii) the number of CVRs granted at the Effective Time pursuant to the Merger Agreement.

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“Selling Entity” means AZ Parent, its controlled Affiliates and their respective licensees with respect to Epanova and/or the Rosuva FDC (but not a distributor of any such Person).

“Third Milestone Payment” means the sum of the First Milestone Payment and the Second Milestone Payment, less any Milestone Payments previously paid by Parent.

“Third Milestone Period” means the period commencing as of the end of the Second Milestone Period and ending at 11:59 p.m., New York City time, on December 31, 2020.

(b)                                                                        Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acting Holders	2.04(h)
Agreement	Preamble
Company	Recitals
CVR Register	2.03(b)
Dispute Notice	4.04(b)
Disputed Items	4.04(b)
First Milestone Payment Date	2.04(a)
Loss	3.02(g)
Merger Subsidiary	Recitals
Merger Agreement	Recitals
Milestone #1 Achievement Certificate	2.04(a)
Milestone #1 Non-Achievement Certificate	2.04(b)
Milestone #2 Achievement Certificate	2.04(c)
Milestone #2 Non-Achievement Certificate	2.04(d)
Milestone #3 Achievement Certificate	2.04(e)
Milestone #3 Non-Achievement Certificate	2.04(f)
Obligations	6.13(a)
Parent	Preamble
Second Milestone Payment Date	2.04(c)
Third Milestone Payment Date	2.04(e)

ARTICLE 2
CONTINGENT VALUE RIGHTS

Section 2.01.                          Holders of CVRs; Appointment of Rights Agent.

(a)                                                                        As provided in the Merger Agreement, each Holder shall be entitled to one CVR for each Share outstanding immediately prior to the Effective Time that is converted into the right to receive the Merger Consideration pursuant to the Merger Agreement.

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(b)                                                                        Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.02.                          Nontransferable.

CVRs may not be sold, assigned, transferred, pledged, encumbered or transferred or disposed of in any other manner, in whole or in part, other than pursuant to a Permitted Transfer.

Section 2.03.                          No Certificate; Registration; Registration of Transfer; Change of Address.

(a)                                                                        CVRs shall not be evidenced by a certificate or other instrument.

(b)                                                                        The Rights Agent shall keep a register (the “CVR Register”) for the purposes of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted Transfers thereof.

(c)                                                                         Subject to the restriction on transferability set forth in Section 2.02, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in form reasonably satisfactory to the Rights Agent, duly executed by the registered Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the transfer.  Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement, register the transfer of the applicable CVRs in the CVR Register.  All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor.  No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio. Any transfer or assignment of CVRs shall be without charge (other than the cost of any transfer tax) to the applicable Holder.

(d)                                                                        A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. Such written request must be duly executed by such Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.04.                          Payment Procedures.

(a)                                                                        If (x) the Milestone #1 Regulatory Approval is attained at any time during the First Milestone Period and (y) the Milestone # 1 Determination is received on or before September 30, 2014, then on a date (the “First Milestone Payment Date”) that is within 15 Business Days following the later of (x) and (y), Parent shall deliver to the Rights Agent (i) a certificate (the “Milestone #1 Achievement Certificate”) certifying

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the date of the satisfaction of Milestone #1 and that the Holders are entitled to receive the First Milestone Payment and (ii) cash in the aggregate amount of the First Milestone Payment payable to the Holders.

(b)                                                                        If (x) the Milestone #1 Regulatory Approval is not attained at any time during the First Milestone Period or (y) the Milestone # 1 Determination is not received on or before September 30, 2014 (or, if earlier, the FDA finally determines not to grant a New Chemical Entity (NCE) exclusivity determination, as defined in 21 CFR 314.108(b), of five years of exclusivity, with respect to Epanova), then on or before the date that is 15 Business Days after the later of (x) and (y), Parent shall deliver to the Rights Agent a certificate (the “Milestone #1 Non-Achievement Certificate”) certifying that Milestone #1 has not occurred and that Parent has complied in all material respects with its obligations under this Agreement.

(c)                                                                         If Milestone #2 is attained at any time during the Second Milestone Period, then on a date (the “Second Milestone Payment Date”) that is within 15 Business Days following such event, Parent shall deliver to the Rights Agent (i) a certificate (the “Milestone #2 Achievement Certificate”) certifying the date of the satisfaction of Milestone #2 and that the Holders are entitled to receive the Second Milestone Payment and (ii) cash in the aggregate amount of the Second Milestone Payment payable to the Holders.

(d)                                                                        If Milestone #2 is not attained at any time during the Second Milestone Period, then on or before the date that is 15 Business Days after the last day of the Second Milestone Period, Parent shall deliver to the Rights Agent a certificate (the “Milestone #2 Non-Achievement Certificate”) certifying that Milestone #2 has not occurred and that Parent has complied in all material respects with its obligations under this Agreement.

(e)                                                                         If Milestone #3 is attained at any time during the Third Milestone Period, then on a date (the “Third Milestone Payment Date”) that is within 30 days following such event, Parent shall deliver to the Rights Agent (i) a certificate (the “Milestone #3 Achievement Certificate”) certifying the date of the satisfaction of Milestone #3 and that the Holders are entitled to receive the Third Milestone Payment and (ii) cash in the aggregate amount of the Third Milestone Payment payable to the Holders.

(f)                                                                          If Milestone #3 is not attained at any time during the Third Milestone Period, then on or before the date that is 30 days after the last day of the Third Milestone Period, Parent shall deliver to the Rights Agent a certificate (the “Milestone #3 Non-Achievement Certificate”) certifying that Milestone #3 has not occurred and that Parent has complied in all material respects with its obligations under this Agreement.  The Milestone #3 Non-Achievement Certificate shall include the Net Sales Statement with respect to the four consecutive calendar quarters ending at the end of the Third Milestone Period.

(g)                                                                         The Rights Agent shall promptly, and in no event later than 10 Business Days after receipt, send each Holder at its address set forth in the CVR Register a copy of

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any certificate delivered by Parent pursuant to this Section 2.04.  If in such certificate Parent certifies that a Milestone Payment is payable to the Holders, then, at the time the Rights Agent sends a copy of such certificate to the Holders, the Rights Agent shall also pay the applicable Milestone Payment to each of the Holders (the amount which each Holder is entitled to receive, subject to Section 2.04(i), will be based on the applicable Milestone Payment multiplied by the number of CVRs held by such Holder at the time of such payment as reflected on the CVR Register) by check mailed to the address of each Holder as set forth in the CVR Register as of the close of business on the first Business Day prior to the applicable Milestone Payment Date.

(h)                                                                        If the Rights Agent does not receive from the Acting Holders a written objection to a Milestone Non-Achievement Certificate (including, in the case of the Milestone #3 Non-Achievement Certificate, the timely delivery of a Dispute Notice with respect to the final Net Sales Statement in accordance with Section 4.04(b)(ii)) within 90 days of delivery by the Rights Agent of such Milestone Non-Achievement Certificate to the Holders in accordance with Section 2.04(g), the Holders shall be deemed to have accepted such Milestone Non-Achievement Certificate and Parent and its Affiliates shall have no further obligation with respect to the applicable Milestone Payment.

(i)                                                                            Except to the extent any portion of any Milestone Payment is required to be treated as imputed interest pursuant to Applicable Law, the Holders and the parties hereto agree to treat the CVRs and all Milestone Payments for all Tax purposes as additional consideration for the Shares, Restricted Shares and Company Warrants pursuant to the Merger Agreement, and none of the Holders and the parties hereto will take any position to the contrary on any Tax Return or for other Tax purposes except as required by Applicable Law.  The Company shall report imputed interest on the CVRs pursuant to Section 483 of the Code.

(j)                                                                           Parent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from each Milestone Payment otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Applicable Law relating to Taxes.  To the extent that amounts are so deducted and withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.  Prior to making any such tax withholdings or causing any such tax withholdings to be made with respect to any Holder, the Rights Agent shall, to the extent practicable, provide notice to the Holder of such potential withholding and a reasonable opportunity for the Holder to provide any necessary tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding amounts; provided that the time period for payment of a Milestone Payment by the Rights Agent set forth in Section 2.04(g) shall be extended by a period equal to any delay caused by the Holder providing such forms.

(k)                                                                        Any portion of a Milestone Payment that remains undistributed to the Holders six months after the applicable Milestone Payment Date shall be delivered by the Rights Agent to Parent, upon demand, and any Holder shall thereafter look only to Parent for payment of such Milestone Payment.

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(l)                                                                            If any Milestone Payment (or portion thereof) remains unclaimed by a Holder two years after the applicable Milestone Payment Date (or immediately prior to such earlier date on which such Milestone Payment would otherwise escheat to or become the property of any Governmental Authority), any such Milestone Payment (or portion thereof) shall, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.  Neither Parent nor the Rights Agent shall be liable to any Person in respect of a Milestone Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under Applicable Law.

Section 2.05.                          No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a)                                                                        CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable in respect of CVRs.

(b)                                                                        CVRs shall not represent any equity or ownership interest in Parent, any constituent company to the Merger or any of their respective Affiliates.

Section 2.06.                          Ability to Abandon CVR.

A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor.  Nothing in this Agreement is intended to prohibit Parent from offering to acquire CVRs for consideration in its sole discretion.

ARTICLE 3
THE RIGHTS AGENT

Section 3.01.                          Certain Duties and Responsibilities.

(a)                                                                        The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith or gross negligence of the Rights Agent.

(b)                                                                        The Acting Holders may direct the Rights Agent to act on behalf of the Holders in enforcing any of their rights hereunder.  The Rights Agent shall be under no obligation to institute any action, suit or proceeding, or to take any other action likely to result in the incurrence of material expenses by the Rights Agent, unless the Acting Holders (on behalf of the Holders) shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred.  All rights of action under this Agreement may be enforced by the Rights Agent, any action, suit or proceeding instituted by the Rights Agent shall be brought in its name as the Rights Agent and any recovery in connection therewith shall be for the proportionate benefit of all the Holders, as their respective rights or interests may appear.

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Section 3.02.                          Certain Rights of Rights Agent.

(a)                                                                        The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent.

(b)                                                                        The Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(c)                                                                         Whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful misconduct on its part, rely upon an Officer’s Certificate.

(d)                                                                        The Rights Agent may engage and consult with counsel of its selection and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(e)                                                                         Any permissive rights of the Rights Agent hereunder shall not be construed as a duty.

(f)                                                                          The Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises.

(g)                                                                         Parent agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage or expense (“Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with Rights Agent’s performance of its obligations under this Agreement, including the reasonable costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with such performance, except to the extent such Loss shall have been determined by a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, bad faith or willful misconduct.  Parent’s obligations under this Section 3.02(g) to indemnify the Rights Agent shall survive the resignation or removal of any Rights Agent and the termination of this Agreement.

(h)                                                                        In addition to the indemnification provided under Section 3.02(g), Parent agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and Parent on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent promptly upon demand for all reasonable and documented out-of-pocket expenses, including all Taxes (other than income, receipt, franchise or similar Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement.

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Section 3.03.                          Resignation and Removal; Appointment of Successor.

(a)                                                                        The Rights Agent may resign at any time by giving written notice thereof to Parent and the Holders specifying a date when such resignation shall take effect, which notice shall be sent at least 60 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(b)                                                                        Parent shall have the right to remove the Rights Agent at any time by a Board Resolution specifying a date when such removal shall take effect.  Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least 60 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c)                                                                         If the Rights Agent shall resign, be removed or become incapable of acting, Parent shall promptly appoint a qualified successor Rights Agent by a Board Resolution.  The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.03(c) and Section 3.04, become the Rights Agent for all purposes hereunder.

(d)                                                                        Parent shall give notice of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register.  Each notice shall include the name and address of the successor Rights Agent.  If Parent fails to send such notice within 10 Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.

(e)                                                                         Notwithstanding anything to the contrary in this Section 3.03, unless consented to in writing by the Acting Holders, Parent shall not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

Section 3.04.                          Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder shall, at or prior to such appointment, execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of Parent or the successor Rights Agent, such resigning or removed Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

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ARTICLE 4
COVENANTS

Section 4.01.                          List of Holders.

Parent shall furnish or cause to be furnished to the Rights Agent, in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within 30 Business Days following the Closing Date.

Section 4.02.                          Payment of Milestone Payments.

Parent shall duly and promptly deposit with the Rights Agent for payment to the Holders the Milestone Payments, if any, in the manner provided for in Section 2.04 and in accordance with the terms of this Agreement.

Section 4.03.                          Efforts.

(a)                                                                        Unless this Agreement shall have earlier been terminated as provided herein, until the end of the applicable Milestone Period, Parent shall, shall cause its Affiliates to and shall use its commercially reasonable efforts to cause its and their licensees (in the case of such Affiliates and licensees, only to the extent such Persons are engaged in the development, commercialization, manufacture, marketing, distribution or selling of Epanova and/or the Rosuva FDC) to use their respective commercially reasonable efforts consistent with those used by Persons in the pharmaceutical industry similar in size to, and with similar resources as, AZ Parent (or, with respect to any such licensee, Persons in the pharmaceutical industry similar in size to, and with similar resources as, such licensee) and the general practices and standards in the pharmaceutical industry, in each case, relating to the development, commercialization, manufacture, marketing, distribution and selling of similar products with similar economic potential, taking into account all relevant factors including, as applicable, stage of development or product life, mechanism of action, efficacy and safety relative to competitive products in the marketplace, anticipated development cost (not including any payments required to be made under this Agreement), material changes in expected timelines, the anticipated prescription label, the nature of the product, actual or anticipated regulatory approval process (not including the cost and likelihood of obtaining any such regulatory approval), patient needs, the nature and extent of market exclusivity (including patent coverage and regulatory exclusivity), the clinical setting in which it is expected to be used, competitiveness of the marketplace, other product candidates, competing products, actual or projected profitability, payer reimbursement and other conditions then prevailing from time to time, to achieve the Milestones.  The Holders acknowledge that (i) any determination by Parent to develop the Rosuva FDC with rosuvastatin calcium shall not, in and of itself, constitute a violation or breach of its obligations under this Section 4.03(a) and (ii) Parent may otherwise engage in such development in accordance with its obligations under this Section 4.03(a).

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(b)                                                                        Except as otherwise provided in Section 4.03(a), Parent and its Affiliates shall have the right, in their sole and absolute discretion, to direct and control the development, commercialization, manufacture, marketing, distribution and selling of Epanova and the Rosuva FDC in all respects, including the right to determine whether to test, develop or pursue, market, make any regulatory filings or seek any regulatory approvals with respect to, make any strategic product portfolio decisions affecting, or otherwise advance, Epanova and the Rosuva FDC.

Section 4.04.                          Net Sales Statement.

(a)                                                                        Delivery of Net Sales Statements.  On or before the date that is 30 days after the last day of the first full calendar quarter following the occurrence of both (i) the achievement of the Milestone #3 Regulatory Approvals and (ii) the first commercial sale of Epanova or the Rosuva FDC by a Selling Entity, Parent shall cause to be delivered to the Rights Agent (who shall promptly, and in any event within five Business Days of receipt, deliver to each Holder at the applicable address set forth in the CVR Register) (A) notice of the occurrence of the first commercial sale of Epanova or the Rosuva FDC, as applicable, and (B) a Net Sales Statement.  Thereafter, on or before the date that is 30 days after the last day of each subsequent calendar quarter, Parent shall cause a Net Sales Statement to be delivered solely to the Rights Agent.  Upon the written request of any Holder, the Rights Agent shall promptly, and in no event later than 10 Business Days after such request, send such Holder at its address set forth in the CVR Register a copy of any Net Sales Statement delivered by Parent to the Rights Agent pursuant to this Section 4.04(a).

(b)                                                                        Audit Rights and Dispute Resolution.

(i)                                                                                                                                     From and after the delivery of the first Net Sales Statement (and no more than once during any period of four consecutive calendar quarters, except in connection with the final Net Sales Statement), upon reasonable advance written notice from the Acting Holders, Parent shall permit the Acting Holders (and, if applicable, the Independent Accountant) to have access at reasonable times during normal business hours to the books and records of Parent and its Affiliates as may be reasonably necessary to evaluate and verify the accuracy of the Net Sales calculations set forth in the most recently delivered Net Sales Statement and the figures underlying such calculations to the extent such Net Sales calculations (i) have not become conclusive and binding on the Rights Agent and the Holders in accordance with Section 4.04(b)(ii) and (ii) have not been previously audited by the Independent Accountant in accordance with this Section 4.04(b); provided that (x) the Acting Holders (and, if applicable, the Independent Accountant) enter into customary confidentiality agreements reasonably satisfactory to Parent with respect to the confidential information of Parent or its Affiliates to be furnished pursuant to this Section 4.04(b) and (y) such access does not unreasonably interfere with the conduct of the business of Parent or any of its Affiliates.

(ii)                                                                                                                                  In the event the Acting Holders dispute any calculation of Net Sales in the most recently delivered Net Sales Statement, within 90 days after delivery by Parent to the Rights Agent of such Net Sales Statement in accordance with Section

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4.04(a), the Acting Holders shall provide Parent with written notice (a “Dispute Notice”) of such dispute in reasonable detail, together with supporting documentation (the items so disputed, the “Disputed Items”).  If the Acting Holders fail to deliver a Dispute Notice within such 90-day period, the calculations set forth in the applicable Net Sales Statement shall become conclusive and binding on the Rights Agent and the Holders.  If the Acting Holders deliver a Dispute Notice within such 90-day period, all calculations and items set forth in the applicable Net Sales Statement other than the Disputed Items shall become conclusive and binding on the Rights Agent and the Holders.  The initiation of a review by the Acting Holders as contemplated by this Section 4.04(b) shall not relieve Parent of its obligation to pay any Milestone Payment for which notice of achievement has been given.

(iii)                                                                                                                               For ten Business Days following the delivery of a Dispute Notice, Parent and the Acting Holders shall attempt in good faith to resolve the Disputed Items.  To the extent the parties fail to resolve such Disputed Items within such ten-Business Day period, the parties shall submit the unresolved Disputed Items to the Independent Accountant for final determination (it being understood that the Acting Holders shall only be permitted to submit any unresolved Disputed Items to the Independent Accountant one time per calendar year).  The Independent Accountant shall deliver to Parent and the Acting Holders, as promptly as practicable (and in any event within 30 days), a report setting forth the Independent Accountant’s determination with respect to each of such Disputed Items; provided that the Independent Accountant’s determination with respect to each Disputed Item shall be no more favorable to Parent than as reflected in the applicable Net Sales Statement and no more favorable to the Holders than as reflected in the applicable Dispute Notice.  The determination of the Independent Accountant with respect to the Disputed Items shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review.  The fees charged by the Independent Accountant shall be borne by Parent.

(iv)                                                                                                                              If, based on the procedures set forth in Section 4.04(b)(iii), Parent and the Acting Holders or the Independent Accountant, as applicable, conclude that the Net Sales Threshold was achieved during the four most recently concluded calendar quarters and that the Third Milestone Payment should have been paid but was not paid when due, Parent shall pay the Third Milestone Payment in accordance with Section 2.04(e).

(v)                                                                                                                                 Parent shall not, and shall cause its Affiliates not to, enter into any Carve-Out Transaction unless the agreement with respect to such Carve-Out Transaction contains provisions that would provide the Acting Holders and the Independent Accountant with access to the books and records of the acquirer or other surviving entity, as applicable, in such transaction in accordance with this Section 4.04(b).

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ARTICLE 5
AMENDMENTS

Section 5.01.                          Amendments Without Consent of Holders or Rights Agent.

(a)                                                                        Parent, when authorized by a Board Resolution, at any time or from time to time, may unilaterally enter into one or more amendments hereto for any of the following purposes, without the consent of any of the Holders or the Rights Agent, so long as, in the cases of clauses (ii) through (iv), such amendments do not, individually or in the aggregate, adversely affect the interests of the Holders:

(i)                                                                                                                                     to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii)                                                                                                                                  to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as the Board of Directors shall determine to be for the protection of the Holders;

(iii)                                                                                                                               to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; or

(iv)                                                                                                                              as may be necessary or appropriate to ensure that CVRs are not subject to registration under the Securities Act or the Exchange Act.

(b)                                                                        Promptly after the execution by Parent of any amendment pursuant to the provisions of this Section 5.01, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as set forth on the CVR Register, setting forth in general terms the substance of such amendment.

Section 5.02.                          Amendments with Consent of Holders.

(a)                                                                        In addition to any amendments to this Agreement that may be made by Parent without the consent of any Holder or the Rights Agent pursuant to Section 5.01, with the consent of the Holders of not less than a majority of the outstanding CVRs, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interests of the Holders.

(b)                                                                        Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.02, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses

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as set forth on the CVR Register, setting forth in general terms the substance of such amendment.

Section 5.03.                          Execution of Amendments.

In executing any amendment permitted by this Article 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement.  The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.04.                          Effect of Amendments.

Upon the execution of any amendment under this Article 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE 6
MISCELLANEOUS

Section 6.01.                          Notices to Rights Agent and Parent.

All notices, requests and other communications to the Rights Agent or Parent hereunder shall be in writing (including facsimile transmission) and shall be given,

if to the Rights Agent, to:

[                          ]

[Address]

Attn: [                          ]

Facsimile:

if to Parent, to:

Zeneca, Inc.
1800 Concord Pike

Wilmington, DE 19850-5437
Attn: Richard Kenny, Assistant General Counsel, Legal Department

Fascimile No.:  (302) 885-6862

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attn: Paul R. Kingsley
Facsimile: (212) 701-5800

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or to such other address or facsimile number as such party may hereafter specify for the purpose by written notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 6.02.                          Notice to Holders.

All notices, requests and communications required to be given to the Holders shall be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice.  In any case where notice to the Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 6.03.                          Entire Agreement.

This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

Section 6.04.                          Carve-Out Transactions.

(a)                                                                        Prior to the expiration of the Third Milestone Period, AZ Parent shall not, and shall not permit any of its Subsidiaries to, enter into a Carve-Out Transaction unless:

(i)                                                                                                                                     (A) the Board of Directors determines in good faith that, following such Carve-Out Transaction, the acquirer or other surviving entity, as applicable, is reasonably capable of complying with the obligations of Parent hereunder, including (I) developing Epanova and the Rosuva FDC in accordance with the performance of Parent’s obligations under Section 4.03 and (II) making due and punctual payment of the Milestone Payments and (B) the acquirer or other surviving entity, as applicable, expressly assumes due and punctual payment of such amounts if, as and when payable with respect to the CVRs and the performance of all of Parent’s obligations, duties and covenants under this Agreement, subject to the limitations expressly set forth herein; and

(ii)                                                                                                                                  upon the consummation of such Carve-Out Transaction, such acquirer or other surviving entity, as applicable, shall own or have a valid right to use all rights, property and assets (including Intellectual Property Rights and Material Contracts) necessary in connection with the development of Epanova and the Rosuva FDC in accordance with the performance of Parent’s obligations under Section 4.03.

(b)                                                                        No later than five Business Days prior to the consummation of any Carve-Out Transaction, Parent shall deliver to the Rights Agent an Officer’s Certificate stating

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that such Carve-Out Transaction complies with Section 6.04(a) and that all conditions precedent herein provided for relating to such transaction have been complied with in all material respects.

(c)                                                                         Upon any Carve-Out Transaction in accordance with this Section 6.04, the acquirer or other surviving entity, as applicable, shall succeed to, and be substituted for, and may exercise every right and power of, Parent under this Agreement with the same effect as if such Person had been named as Parent herein, and thereafter Parent shall be relieved of all obligations and covenants under this Agreement.

Section 6.05.                          Successors and Assigns.

This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns.  The Rights Agent may not assign this Agreement without Parent’s consent.  Except in connection with a Carve-Out Transaction, Parent may not assign this Agreement without the prior written consent of the Acting Holders.  Any attempted assignment of this Agreement or any of such rights in violation of this Section 6.05 shall be void and of no effect.

Section 6.06.                          Benefits of Agreement.

Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns.  The Holders shall have no rights hereunder except as are expressly set forth herein and in the Merger Agreement.

Section 6.07.                          Governing Law.

This Agreement and CVRs shall be governed by and construed in accordance with the laws of the State of Delaware without regards to its rules of conflicts of laws.

Section 6.08.                          Jurisdiction.

The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an

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inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.01 shall be deemed effective service of process on such party.

Section 6.09.                          WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.10.                          Severability Clause.

In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall for any reason be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by Applicable Law.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.11.                          Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.12.                          Termination.

This Agreement shall be terminated and of no force or effect, and the parties hereto shall have no liability hereunder, upon the earlier to occur of (a) the payment of both the First Milestone Payment and the Second Milestone Payment, (b) the payment of the Third Milestone Payment and (c) the expiration of the Third Milestone Period, unless there is an ongoing audit pursuant to Section 4.04(b), in which case until such audit has been completed.  The termination of this Agreement shall not affect or limit the right to receive Milestone Payments under Section 2.04 to the extent earned prior to termination of this Agreement and the provisions applicable thereto shall survive the expiration or termination of this Agreement.

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Section 6.13.                          Construction.

(a)                                                                        For purposes of this Agreement, whenever the context requires: singular terms shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)                                                                        As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c)                                                                         The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

ZENECA, INC.

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

Annex I

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OMTHERA PHARMACEUTICALS, INC.

* * *

FIRST:  The name of the corporation is Omthera Pharmaceuticals, Inc. (the “Corporation”).

SECOND:  The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 1,000, and the par value of each such share is $0.01, amounting in the aggregate to $10.00.

FIFTH:  The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH:  Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH:  The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

EIGHTH:  (1) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of Delaware Law or (d) for any transaction from which such director derived an improper personal benefit.  If Delaware law is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Delaware Law, as so amended.

(2)                                 Any amendment, repeal or modification of this Article EIGHTH by either of (i) the stockholders of the Corporation or (ii) an amendment to the Delaware Law, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.

NINTH:  The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.